                                                                     EXHIBIT 2.1





                                   Agreement



                           Dated as of April 29, 1996



                                  By and Among


                        American Publishing (1991) Inc.,

                          Berkshire Newspapers, Inc.,

                             Evening News Company,

                           Sidney Publishing Company,

                          Sterling Publishing Company

                                      And

                         Garden State Investments, Inc.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I     Exchange of Assets and Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       1.1    Agreement to Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       1.2    Enumeration of American Publishing Newspapers Assets  . . . . . . . . . . . . . . . . . . . . . . . .     2
       1.3    American Publishing Newspapers Excluded
                Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE II    Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
       2.1    Agreement to Assume American Publishing
                Newspapers Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
       2.2    Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

ARTICLE III   Closing, Consideration to be Exchanged at
                Closing, Potential Working Capital
                Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       3.1    Time and Place of Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       3.2    Allocation of Consideration Exchanged at
                Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       3.3    Cash Consideration to be Exchanged by
                American Publishing at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       3.4    Potential American Publishing Working Capital
                Adjustment to Additional Cash Consideration
                to be paid by American Publishing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       3.5    Potential Johnstown Working Capital
                Adjustment to Additional Cash Consideration
                to be Paid by American Publishing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV    American Publishing's and the American
              Publishing Sellers' Representations and
              Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       4.1    Organizational  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       4.2    No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.3    Financial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.4    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       4.5    Title To and Condition of Assets; Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       4.6    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       4.7    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       4.8    Insiders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       4.9    Advertising and Commercial Printing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       4.10   Circulation Matters; Newsprint and Ink
                Purchases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       4.11   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       4.12   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

       4.13   Permits and Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       4.14   Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       4.15   Corporate and Personnel Data; Independent
                Contractors; Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       4.16   Litigation and Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       4.17   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       4.18   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       4.19   Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       4.20   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       4.21   Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       4.22   WARN Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       4.23   Second Class Mail   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       4.24   Deposits/Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       4.25   Certain Assets Not Owned by American
                Publishing or American Publishing Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       4.26   General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE V     Garden State's Representations and
                Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       5.1    Organizational  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       5.2    No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       5.3    Financial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       5.4    Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       5.5    Title to the Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       5.6    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       5.7    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       5.8    Title To and Condition of Assets; Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       5.9    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       5.10   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       5.11   Insiders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       5.12   Advertising and Commercial Printing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       5.13   Circulation Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       5.14   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       5.15   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       5.16   Permits and Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       5.17   Employee Benefit Plans; ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       5.18   Corporate and Personnel Data; Independent
                Contractors; Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       5.19   Litigation and Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
       5.20   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
       5.21   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
       5.22   Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
       5.23   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       5.24   Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       5.25   Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       5.26   WARN Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       5.27   Second Class Mail   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       5.28   Deposits/Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

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
       5.29   Certain Assets Not Owned by Johnstown   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       5.30   General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

ARTICLE VI    Conduct Prior to the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       6.1    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       6.2    American Publishing's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       6.3    Garden State's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
       6.4    Joint Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

ARTICLE VII   Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
       7.1    Employees; Employee Benefit Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
       7.2    WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

ARTICLE VIII  Conditions to Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       8.1    Conditions to American Publishing's
                Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       8.2    Conditions to Garden State's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

ARTICLE IX    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
       9.1    Form of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
       9.2    American Publishing's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
       9.3    Garden State's Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

ARTICLE X     Post-Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       10.1   Post-Closing Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       10.2   Inspection of Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       10.3   Certain Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
       10.4   Use of Trademarks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
       10.5   Collection of Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
       10.6   Transactional Costs/Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
       10.7   Disclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
       10.8   Injunctive Relief   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
       10.9   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

ARTICLE XI    Certain Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
       11.1   Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
       11.2   Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
       11.3   Tax Refunds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
       11.4   Carrybacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
       11.5   Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
       11.6   Reattribution Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

ARTICLE XII   Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
       12.1   General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
       12.2   Indemnification Obligations of American
                Publishing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
       12.3   Indemnification Obligations of Garden State   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
       12.4   Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

ARTICLE XIII  Effect of Termination/Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
       13.1   Right to Terminate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
       13.2   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

ARTICLE XIV   Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

ARTICLE XV    Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
       15.1   Non Competition Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
       15.2   Dollar Amounts    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
       15.3   Further Assurances    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
       15.4   Waiver of Compliance; Consents    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
       15.5   Counterparts    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
       15.6   No Third Party Beneficiaries    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
       15.7   Severability    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
       15.8   Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
       15.9   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
       15.10  Entire Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
       15.11  Survival; Non-Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
       15.12  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
       15.13  Binding Effect; Benefit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
       15.14  Assignability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
       15.15  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
       15.16  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98



                                    Exhibits

Exhibit A     Categories of Current Assets and Current and Other Liabilities To
              Be Reflected on the American Publishing Estimated and Final
              Working Capital Statements
Exhibit B     Categories of Current Assets and Current and Other Liabilities to
              be Reflected on the Johnstown Estimated and Final Working Capital
              Statements
Exhibit C     Certain Definitions
Exhibit D     Opinion of American Publishing's Counsel
Exhibit E     Opinion of Garden State's Counsel
Exhibit F     Allocation of Consideration Exchanged by Garden State for
              American Publishing Newspapers Assets

                              American Publishing
                              Disclosure Schedule

                                                                                                                      Tab
                                                                                                                      No.
                                                                                                                      ---
Section 4.2(a)     Schedule of Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Section 4.2(b)     Schedule of Conflicts, Breaches and Violations   . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 4.3(a)     Financial Statements and Schedule of
                     Exceptions to Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 4.3(b)     Schedule of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Section 4.5(b)     Schedule of Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 4.5(c)     Schedule of Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 4.7        Schedule of Insurance Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 4.8        Schedule of Business Relationships   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 4.9(a)     Schedule of Advertising Revenues   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 4.9(b)     Schedule of Advertising Cancellations or
                     Material Modifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.9(c)     Schedule of Commercial Printing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.10(a)    Circulation Schedule   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 4.10(b)    Schedule of Circulation as of March 31, 1996   . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.10(c)    Schedule of Changes in Advertising and
                     Circulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.10(d)    Schedule of Independent Distributors, Dealers,
                     Paid Subscribers, Non-Subscribers, Rack and
                     and Box Locations, Newsprint and Ink Vendors   . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.11(b)    Schedule of Certain Business Occurrences   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.12       Schedule of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.13       Schedule of Licenses and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.14(a)    Schedule of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.14(b)    Schedule of Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.14(k)    Schedule of Persons Receiving Benefits Under
                     Section 4980 B of the Internal Revenue Code  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 4.15(a)    Schedule of Employment, Management, Consulting
                     and Similar Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.15(b)    Schedule of Independent Contractor Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.15(c)    Schedule of Employee Grievances and Other
                     Employee Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.16       Schedule of Litigation, Claims and
                     Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 4.17(a)    Schedule of Decrees, Orders, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 4.17(b)    Schedule of Violations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 4.18(a)    Schedule of Compliance with Laws, Permits,
                     etc., and Environmental Violations, Claims,
                     Reports, Tests, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 4.18(b)    Schedule of Releases, Treatment, Etc. of
                     Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 4.18(c)    Schedule of Containers (Above Ground
                     and Underground Storage Tanks)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

Section 4.18(d)    Schedule of Asbestos Containing Material,
                     PCBs and Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 4.19(a)    Schedule of Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 4.20(a)    Schedule of Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 4.21       Schedule of Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 4.22       Schedule of WARN Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 4.24       Schedule of Security Deposits, Surety
                     Deposits and Bonds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 4.25       Schedule of Certain Assets Not Owned or Leased   . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                  Garden State
                              Disclosure Schedule

                                                                                                                      Tab
                                                                                                                      No.
                                                                                                                      ---
Section 5.2(a)     Schedule of Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Section 5.2(b)     Schedule of Conflicts, Breaches and Violations   . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 5.3(a)     Financial Statements and Schedule of
                    Exceptions to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 5.8(b)     Schedule of Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Section 5.8(c)     Schedule of Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 5.10       Schedule of Insurance Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 5.11       Schedule of Business Relationships   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 5.12(a)    Schedule of Advertising Revenues   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 5.12(b)    Schedule of Advertising Cancellations or
                    Material Modifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 5.12(c)    Schedule of Commercial Printing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 5.13       Circulation Schedule   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 5.14(b)    Schedule of Certain Business Occurrences   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 5.15       Schedule of Contracts and Certain Defaults and
                     Related Occurrences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 5.16       Schedule of Licenses and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 5.17(a)    Schedule of Employee Benefit Plans, ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 5.17(j)    Schedule of Persons Receiving Benefits Under
                     Section 4980 B of the Internal Revenue Code  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 5.18(a)    Schedule of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 5.18(b)    Schedule of Employment, Management, Consulting
                     and Similar Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 5.18(c)    Schedule of Independent Contractor Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 5.18(d)    Schedule of Employee Grievances and Other
                     Employee Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 5.19       Schedule of Pending and Threatened Claims,
                     Litigation, Arbitrations and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.20(a)    Schedule of Decrees, Orders, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.20(b)    Schedule of Notice of Violations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 5.21(a)    Schedule of Environmental Permits,
                     Reports, Tests, Environmental Claims,
                     Violations, Liabilities, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 5.21(c)    Schedule of Containers (Above Ground
                     and Underground Storage Tanks)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.21(d)    Schedule of Asbestos, PCB's and Hazardous
                     Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 5.22(a)    Schedule of Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.23(a)    Schedule of Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.24       Schedule of Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 5.25       Schedule of Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.26       Schedule of WARN Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 5.28       Schedule of Security Deposits, Surety
                     Deposits and Bond  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 5.29       Schedule of Certain Assets Not Owned or Leased   . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                   AGREEMENT


     This Agreement (the "Agreement") is made as of April 29, 1996 by and among American Publishing (1991) Inc., a Delaware corporation ("American Publishing"), Berkshire Newspapers, Inc., a Massachusetts corporation ("Berkshire"), Evening News Company, a New Jersey corporation ("Evening News"), Sterling Publishing Company, a Delaware corporation ("Sterling"), and Sidney Publishing Company, a Delaware corporation ("Sidney"), (Berkshire, Evening News, Sidney and Sterling are hereinafter collectively referred to as the "American Publishing Sellers"), and Garden State Investments, Inc., a Delaware corporation ("Garden State").

     WHEREAS, the American Publishing Sellers are engaged in the business of printing, publishing and distributing: (i) The Transcript, a daily newspaper published Monday - Saturday in North Adams, Massachusetts, (ii) the Bridgeton Evening News, a daily newspaper published Monday - Saturday in Bridgeton, New Jersey, and the Millville News, a daily newspaper published Monday - Saturday in Millville, New Jersey, (ii) the Journal Advocate, a daily newspaper published Monday - Saturday in Sterling, Colorado, the Fort Morgan Times, a daily newspaper published Monday - Saturday in Fort Morgan, Colorado, The Lamar Daily News, a daily newspaper published Monday - Friday in Lamar, Colorado, and the Akron News - Reporter, the Brush News-Tribune and the Julesberg Advocate, weekly newspapers, published, respectively, in Akron, Brush and Julesberg, Colorado and (iv) the Sidney Telegraph, a daily newspaper published Monday - Friday in Sidney, Nebraska (all of which daily and weekly newspapers are hereinafter collectively referred to as the "American Publishing Newspapers"); and,

     WHEREAS, Garden State, through its wholly owned subsidiary, The Johnstown Tribune Publishing Company, a Delaware corporation ("Johnstown"), is engaged in the business of printing, publishing and distributing The Tribune-Democrat, a daily newspaper published Monday - Sunday, and Saving Your Dollar Shopper and Star Watch published weekly, in Johnstown, Pennsylvania (all of which daily and weekly newspapers are hereinafter collectively referred to as "The Tribune-Democrat"); and,

     WHEREAS, as of the Closing Date, as hereinafter defined, American Publishing and the American Publishing Sellers desire to exchange (a) substantially all of the assets, properties, liabilities, obligations and goodwill relating to the American Publishing Newspapers, assets of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, whether or not specifically mentioned or described hereinafter in this Agreement, other than the Excluded American

Publishing Newspapers Assets, as hereinafter defined (the "American Publishing Newspapers Assets") and which also includes the American Publishing Assumed Liabilities (as hereinafter defined) together with the additional cash sum of Thirty One Million Four Hundred Thousand Dollars ($31,400,000), which sum shall be subject to adjustment in amount as hereinafter provided, for (b) all of the outstanding capital stock of Johnstown (the "Capital Stock");

     WHEREAS, Garden State is itself desirous of making such an exchange; and,

     WHEREAS, at the Closing, as hereinafter defined, it is contemplated that the parties hereto will in their sole discretion determine which of their subsidiaries or Affiliates, currently existing, or hereafter formed, shall receive the stock or various assets then due to be transferred to the parties hereto pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and warranties herein contained and intending to be legally bound, the parties agree as follows:



                                   ARTICLE I.
                          Exchange of Assets and Stock


     1.1. Agreement to Exchange. On the terms and subject to the conditions contained in this Agreement, at the Closing, the American Publishing Sellers agree to sell, transfer, convey, assign and deliver to Garden State all rights, title and interests in and to the American Publishing Newspapers Assets and the Additional Cash Consideration, as hereinafter defined, in consideration of Garden State's simultaneous conveyance to American Publishing of all rights, title and interests in and to the Capital Stock and assumption of the American Publishing Assumed Liabilities, and at the Closing Garden State agrees simultaneously to effectuate such exchange. The American Publishing Newspapers Assets which includes shall be transferred to Garden State, and the Capital Stock shall be transferred to American Publishing, free and clear of any Liens, except American Publishing Permitted Liens.


     1.2. Enumeration of American Publishing Newspapers Assets. Except as otherwise provided in Section 1.3 hereof, the American Publishing Newspapers Assets shall include, without limitation, all of the American Publishing Sellers' rights, title and interests in and to the following items;

          (a) all inventory, including, without limitation, newsprint, ink, raw materials, work in process, finished goods, service parts and spare parts and circulation, production, maintenance and office supplies of the American Publishing Newspapers (collectively, the "American Publishing Inventory");

          (b) all furniture, fixtures, improvements, equipment (including office equipment), machinery, parts, computer hardware, tools, printing presses, vehicles and all other tangible personal property (other than the American Publishing Inventory) of the American Publishing Newspapers (collectively, the "American Publishing Equipment");

          (c) that certain real property owned by the American Publishing Sellers relating to the American Publishing Newspapers and all appurtenances thereto and improvements thereon, together with all easements, rights of way, servitudes, options, mineral property, mineral deposits, rights of first refusal and all other real property rights related thereto which real property, appurtenances and improvements shall hereinafter collectively be referred to as the "American Publishing Real Estate";

          (d) all accounts receivable, billed or unbilled, of the American Publishing Newspapers (collectively, the "American Publishing Accounts Receivable");

          (e) any and all claims and rights (and benefits arising therefrom) relating to the American Publishing Newspapers Assets or the American Publishing Newspapers against all persons whomsoever, other than claims and rights relating to the Tax Assets, including, without limitation, all rights against suppliers under warranties covering any of the American Publishing Inventory or the American Publishing Equipment and all American Publishing Permits and American Publishing Environmental Permits, to the extent they are legally transferable by American Publishing;

          (f) any and all trademarks, tradenames, fictitious names and copyrights of the American Publishing Newspapers (the "American Publishing Intellectual Property"), and all goodwill associated with such American Publishing Intellectual Property;

          (g) any and all sales orders and sales contracts, quotations and bids of the American Publishing Newspapers, including, without limitation, all contracts, agreements and orders for advertising in, distribution of advertising materials in and subscriptions to the American Publishing Newspapers for commercial and printing related services;

          (h) all of the contracts and agreements of the American Publishing Newspapers, other than insurance policies (hereinafter the "American Publishing Insurance Policies");

          (i) any and all existing books, papers, files and records of American Publishing with respect to the American Publishing Newspapers located at the American Publishing Newspapers, whether in hard copy, magnetic or other format (collectively, "American Publishing's Records"), including, without limitation, the following types of files and records: books of account and accounting and Tax information (including, without limitation, Tax audit and inquiry information), contract files, current and former customer, dealer, advertiser and supplier files, including, without limitation, advertiser contracts, copies of newsprint contracts, subscriber and non-subscriber lists (including those of independent contractors which distribute the American Publishing Newspapers) and advertiser lists, lists of rack and box locations, lists of dealers, customer credit information, pricing information, historical and current circulation draw information, personnel and employment files, manufacturing and production information, market research and survey reports and records, equipment maintenance records, equipment warranty information, sales and advertising material, software, including specifications and drawings for the software, used in connection with the editorial and classified advertising departments of the American Publishing Newspapers (including without limitation, all documentation and source codes), equipment drawings, manuals and data, written confirmations or certificates relating to the American Publishing Permits and the American Publishing Environmental Permits;

          (j) all prepaid expenses, and any and all other prepaid items and credits for or toward the purchase of American Publishing Inventory and other goods and services relating to the American Publishing Newspapers other than those prepaid expenses included among the American Publishing Newspapers Excluded Assets (collectively, the "American Publishing Prepaids");

          (k) all addresses and, to the extent legally transferable, telephone numbers of the American Publishing Newspapers;

          (l) any and all security deposits, surety deposits and bonds presently maintained on behalf of the American Publishing Newspapers;

          (m) the library, morgue and any and all available back copies of the American Publishing Newspapers located at the offices of the American Publishing Newspapers;

          (n) any and all leases of motor vehicles and other tangible personal property relating to the American Publishing Newspapers ("American Publishing Personal Property Leases"); and

          (o) except for the American Publishing Newspapers Excluded Assets, all other assets of the American Publishing Newspapers.

     1.3. American Publishing Newspapers Excluded Assets. Notwithstanding Sections 1.1 and 1.2 or any other provision of this Agreement, the American Publishing Newspapers Assets shall not include the following assets relating to the American Publishing Newspapers (the "American Publishing Newspapers Excluded Assets"):

          (a) all cash, cash equivalents, bank accounts and related deposits relating to the American Publishing Newspapers;

          (b) all Tax Assets (as defined in Exhibit A to this Agreement) of the American Publishing Sellers and the American Publishing Newspapers;

          (c) all employee welfare and benefit plans relating to the American Publishing Newspapers;

          (d) all rights, title and interests in and to the American Publishing Insurance Policies and related prepaid expenses;

          (e) all rights, title and interests in and to the "American Publishing" name and any variations thereof;

          (f) any interest of the American Publishing Sellers in any litigation or other claims disclosed in Section 4.16 of the American Publishing Disclosure Schedule;

          (g) items of a corporate overhead nature that are controlled by, and located at, American Publishing's corporate office, provided that Garden State is provided reasonable access, at no cost to Garden State, for a period of ninety (90) days following the Closing Date, to any of such items which may reasonably be required for the operations of one or more of the American Publishing Newspapers following the Closing;

          (h) the obligations of Graphic News, Inc. in the original principal amount of $254,718.90 to the Evening News Corporation pursuant to the parties' Agreement to Repay dated December 14, 1995;

          (i) the real property and improvements located at 100 Cedar Street, Julesburg, Colorado; and,

          (j) the real property and improvements located at the property described as Parcel 2 on Attachment 4.5(b)-7 of the American Publishing Disclosure Schedule Section 4.5(b)-Real Estate.

                                  ARTICLE II.
                           Assumption of Liabilities


     2.1. Agreement to Assume American Publishing Newspapers Liabilities. At the Closing, except as otherwise expressly provided in Section 2.2, Garden State shall assume and agree to discharge, pay and perform all liabilities and obligations of the American Publishing Newspapers and all liabilities and obligations of the American Publishing Sellers relating to the American Publishing Newspapers, whether known or unknown, asserted or unasserted at the Closing Date, whether accrued, absolute, contingent or otherwise, and including liabilities and obligations that may arise in the future, provided, however, that such assumed liabilities shall not include any liability required to be included in the Final American Publishing Working Capital Statement, unless such liability is in fact included therein (all of which assumed liabilities shall hereinafter be referred to collectively as the "American Publishing Assumed Liabilities").

     2.2. Excluded Liabilities. Notwithstanding Section 2.1 or any other provision of this Agreement, Garden State shall not assume (a) any obligation under any of the American Publishing Insurance Policies, (b) any obligation pertaining to the American Publishing Sellers or the American Publishing Newspapers under any long-term debt, (c) except as set forth in Article VII, any obligations related to employee welfare and benefit plans relating to the American Publishing Newspapers, (d) any income or franchise tax liability attributable to the American Publishing Sellers, the American Publishing Newspapers or the American Publishing Newspapers Assets, (e) any obligations of the American Publishing Newspapers payable to American Publishing, the American Publishing Sellers or any of their respective Affiliates, (f) any obligations with respect to health insurance, medical benefits and/or deferred compensation to which former employees of The Transcript and/or their dependents may be entitled as of the Closing Date pursuant to employee benefit plans described in
Section 4.14 of the American Publishing Disclosure Schedule (including any "post-retirement medical benefits") or (g) any liability which American Publishing has agreed to indemnify Garden State against pursuant to Section 12.2(d)(vi) of this Agreement (collectively, the "American Publishing Excluded Liabilities").

                                  ARTICLE III.
                   Closing, Consideration to be Exchanged at
                 Closing, Potential Working Capital Adjustments


     3.1. Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at the offices of the American Publishing Sellers' counsel, Kirkpatrick & Lockhart LLP, 1231 Avenue of the Americas, New York, New York 10020-1104, at 10 o'clock a.m. on April 30, 1996, if prior thereto, all of the conditions for such Closing set forth in Articles VIII and IX of this Agreement have been satisfied in full or duly waived, and if not, upon the last business day of the first month thereafter upon which all of such conditions have been satisfied, effective as of the last day of such month, or on such other date, or at such other time or place, as shall be mutually agreed upon by the American Publishing and Garden State, but not later than June 30, 1996. The date of the Closing is hereinafter referred to as the Closing Date.


     3.2. Allocation of Consideration Exchanged at Closing. The value of the consideration exchanged at Closing by Garden State (including the American Publishing Newspapers Assumed Liabilities) for the American Publishing Newspapers Assets, less the sum of the Additional Cash Consideration, as hereinafter defined, shall be allocated among the American Publishing Newspapers Assets for Tax purposes as set forth in Exhibit F hereto, and all Tax Returns and reports filed by American Publishing, Garden State and their respective Affiliates shall be consistent with such allocation.


     3.3. Cash Consideration to be Exchanged by American Publishing at Closing. The Additional Cash Consideration to be paid by American Publishing to Garden State at Closing, in connection with the exchange at Closing of the Capital Stock and the American Publishing Newspapers Assets shall be the sum of Thirty One Million Four Hundred Thousand Dollars ($31,400,000), as adjusted to reflect any sums payable by American Publishing to Garden State, or from Garden State to American Publishing, in accordance with the provisions of Sections 3.4 and
3.5 of this Agreement (the "Additional Cash Consideration").

     3.4. Potential American Publishing Working Capital Adjustment to Additional Cash Consideration to be paid by American Publishing.

          (a) Estimated American Publishing Working Capital Statement. Not later than five (5) business days before the Closing Date, American Publishing shall prepare and deliver to Garden State a working capital statement of each of the American Publishing Newspapers (the "Estimated American Publishing Working Capital Statement") based upon the books and records of the American Publishing Newspapers as of the time such books and records are closed on the last day of the month immediately preceding the Closing Date (the "Estimate Date"). Subject to the provisions of this Section 3.4, the Estimated American Publishing Working Capital Statement shall be prepared in accordance with GAAP and shall fairly present the categories of current assets identified on Exhibit A attached hereto (the "American Publishing Current Assets") and the categories of current and other liabilities identified on Exhibit A attached hereto which liabilities shall not however include any liabilities for income or franchise Taxes attributable to the American Publishing Sellers or the American Publishing Newspapers or any liabilities which are not to be assumed by Garden State pursuant to Article II hereof (the "American Publishing Current and Other Liabilities") of the American Publishing Newspapers as of the Estimate Date. With respect to the valuation of accounts receivable, accounts receivable shall be valued consistent with the American Publishing Newspapers' past practices, except insofar as a different reserve is specified in Exhibit A to this Agreement with respect to any accounts receivable that are more than 90 days outstanding as of the Closing. In the event that the amount of the total American Publishing Current Assets exceeds the amount of the total American Publishing Current and Other Liabilities, as set forth on the Estimated American Publishing Working Capital Statement, then the Additional Cash Consideration shall be adjusted, i.e. reduced by the amount of such excess (the "Estimated American Publishing Working Capital Excess"). In the event that the amount of the total American Publishing Current and Other Liabilities exceeds the amount of the total American Publishing Current Assets as set forth on the Estimated American Publishing Working Capital Statement, then the Additional Cash Consideration shall be adjusted, i.e. increased by the amount of such excess (the "Estimated American Publishing Working Capital Deficiency"). Such adjustments shall be in addition to and netted against or combined with any adjustments to the Additional Cash Consideration which may be required pursuant to Section 3.5(a) of this Agreement, as a result of the Estimated Johnstown Working Capital Statement, as hereinafter defined.

          (b) Final American Publishing Working Capital Statement. Forty-five
(45) days after the Closing Date, American Publishing shall prepare and deliver to Garden State a working capital statement of each of the American Publishing Newspapers (the "Final American Publishing Working Capital Statement") based upon the books and records of the American Publishing Newspapers as of the Closing Date. With respect to the valuation of accounts receivable, accounts receivable shall be valued consistent with the American Publishing Newspapers' past practices, except insofar as a different reserve is specified in Exhibit A to this Agreement with respect to any accounts receivable that are more than 90 days outstanding as of the Closing. Subject to the provisions of this Section 3.4, the Final American Publishing Working Capital Statement shall be prepared in accordance with GAAP and shall fairly present the categories of American Publishing Current Assets and the American Publishing Current and Other Liabilities identified on Exhibit A hereto as at the Closing Date, which liabilities shall not however include any liabilities for income or franchise taxes attributable to the American Publishing Sellers or the American Publishing Newspapers or any liabilities which are not to be assumed by Garden State pursuant to Article II hereof. The amount, if any, by which the amount of the total American Publishing Current Assets exceeds the amount of the total American Publishing Current and Other Liabilities of the American Publishing Newspapers as set forth on the Final American Publishing Working Capital Statement, is referred to herein as the "Final American Publishing Working Capital Excess". The amount, if any, by which the amount of the total American Publishing Current and Other Liabilities exceeds the amount of the total American Publishing Current Assets of the American Publishing Newspapers as set forth on the Final American Publishing Working Capital Statement is referred herein as the "Final American Publishing Working Capital Deficiency".

          Within ten (10) days after the earlier of (A) approval of the Final American Publishing Working Capital Statement and the Final Johnstown Working Capital Statement, as defined in Section 3.5 of this Agreement, by American Publishing and Garden State, or (B) the final resolution of any dispute with respect to either or both of such statements as provided in Sections 3.4(c) and 3.5(c) of this Agreement (such date of approval or final resolution being referred to as the "Due Date"), Garden State shall pay to American Publishing the following amount, to the extent applicable:

               i) if there is an Estimated American Publishing Working Capital Excess pursuant to Section 3.4(a), the amount (if any) by which such Estimated American Publishing Working Capital Excess is less than any Final American Publishing Working Capital Excess pursuant to this Section 3.4(b) (for example, if there is an Estimated American Publishing Working Capital Excess of $1.00 and a Final American Publishing Working Capital Excess of $2.00, Garden State shall pay to American Publishing $1.00); or

               ii) if there is an Estimated American Publishing Working Capital Deficiency pursuant to Section 3.4(a), the amount (if any) by which any Final American Publishing Working Capital Excess pursuant to this Section 3.4(b) is greater than such Estimated American Publishing Working Capital Deficiency (expressed as a negative number) (for example, if there is an Estimated American Publishing Working Capital Deficiency of $1.00 and a Final American Publishing Working Capital Excess of $1.00, Garden State shall pay to American Publishing $2.00); or

               iii) if there is an Estimated American Publishing Working Capital Deficiency pursuant to Section 3.4(a), the amount (if any) by which such Estimated American Publishing Working Capital Deficiency is greater than any Final American Publishing Working Capital Deficiency pursuant to this Section 3.4(b) (for example, if there is an Estimated American Publishing Working Capital Deficiency of $2.00 and a Final American Publishing Working Capital Deficiency of $1.00, Garden State shall pay to American Publishing $1.00).

          Within ten (10) days after the Due Date, American Publishing shall pay Garden State the following amount, to the extent applicable:

               i) if there is an Estimated American Publishing Working Capital Excess pursuant to Section 3.4(a), the amount (if any) by which such Estimated American Publishing Working Capital Excess is greater than any Final American Publishing Working Capital Excess pursuant to this Section 3.4(b) (for example, if there is an Estimated American Publishing Working Capital Excess of $2.00 and a Final American Publishing Working Capital Excess of $1.00, American Publishing shall pay to Garden State $1.00); or

               ii) if there is an Estimated American Publishing Working Capital Excess pursuant to Section 3.4(a), the amount (if any) by which such Estimated American Publishing Working Capital Excess is greater than any Final American Publishing Working Capital Deficiency (expressed as a negative number) pursuant to this Section 3.4(b) (for example, if thereis an Estimated American Publishing Working Capital Excess of $1.00 and a Final American Publishing Working Capital Deficiency of $1.00, American Publishing shall pay to Garden State $2.00); or

               iii) if there is an Estimated American Publishing Working Capital Deficiency pursuant to Section 3.4(a), the amount (if any) by which such Estimated American Publishing Working Capital Deficiency is less than any Final American Publishing Working Capital Deficiency pursuant to this Section 3.4(b) (for example, if there is an Estimated American Publishing Working Capital Deficiency of $1.00 and a Final American Publishing Working

Capital Deficiency of $2.00, American Publishing shall pay to Garden State
$1.00).

Any net or combined payment by American Publishing to Garden State or by Garden State to American Publishing pursuant to this Section 3.4(b) and Section 3.5 shall be deemed to be an adjustment of the Additional Cash Consideration.

          (c) Disputes. In the event of a dispute between American Publishing and Garden State, as to any matter set forth in Section 3.4(a) or 3.4(b), American Publishing and Garden State shall use reasonable efforts to resolve any such dispute, but if a final resolution is not obtained within thirty (30) days after the Final American Publishing Working Capital Statement is delivered to Garden State, any remaining dispute shall be resolved by the independent public accounting firm of KPMG Peat Marwick, or, if such firm declines to act in such capacity, to such other nationally recognized firm of independent public accountants, as shall be mutually agreed upon by American Publishing and Garden State. Such accounting firm may use such auditing procedures as it may deem appropriate and the decision of such accounting firm shall be binding and conclusive upon the parties. The costs and fees of such accounting firm shall be borne one-half by American Publishing and one-half by Garden State.


     3.5. Potential Johnstown Working Capital Adjustment to Additional Cash Consideration to be Paid by American Publishing.

          (a) Estimated Johnstown Working Capital Statement. Not later than five (5) business days before the Closing Date, Garden State shall prepare and deliver to American Publishing a working capital statement of Johnstown (the "Estimated Johnstown Working Capital Statement") based upon the books and records of Johnstown as of the Estimate Date. Subject to the provisions of this
Section 3.5, the Estimated Johnstown Working Capital Statement shall be prepared in accordance with GAAP and shall fairly present the categories of current assets identified on Exhibit B (the "Johnstown Current Assets") and the categories of current and other liabilities identified on Exhibit B attached hereto (the "Johnstown Current and Other Liabilities") of Johnstown as of the Estimate Date. With respect to the valuation of accounts receivable, accounts receivable shall be valued consistent with Johnstown's past practices, except insofar as a different reserve is specified in Exhibit B to this Agreement with respect to any accounts receivable that are more than 90 days outstanding as of the Closing. In the event that the amount of the total Johnstown Current Assets exceeds the amount of the total Johnstown Current and Other Liabilities as set forth on the Estimated Johnstown Working Capital Statement, then the Additional Cash Consideration shall be adjusted, i.e. increased by the amount of such excess (the "Estimated Johnstown Working Capital Excess"). In the event that the amount of the total Johnstown Current and Other Liabilities exceeds the amount of the total Johnstown Current Assets as set forth on the Estimated Johnstown Working Capital Statement, then the Additional Cash Consideration shall be adjusted, i.e. reduced by the amount of such excess (the "Estimated Johnstown Working Capital Deficiency"). Such adjustments shall be in addition to and netted against or combined with any adjustments to the Additional Cash Consideration which are required pursuant to
Section 3.4(a) of this Agreement, as a result of the Estimated American Publishing Working Capital Statement, as therein defined.

          (b) Final Johnstown Working Capital Statement. Forty-five (45) days after the Closing Date, Garden State shall prepare and deliver to American Publishing a working capital statement of Johnstown (the "Final Johnstown Working Capital Statement") based upon the books and records of Johnstown as of the Closing Date. With respect to the valuation of accounts receivable, accounts receivable shall be valued consistent with Johnstown's past practices, except insofar as a different reserve is specified in Exhibit B to this Agreement with respect to any accounts receivable that are more than 90 days outstanding as of the Closing. Subject to the provisions of this Section 3.5, the Final Johnstown Working Capital Statement shall be prepared in accordance with GAAP and shall fairly present the Johnstown Current Assets and Johnstown Current and Other Liabilities identified on Exhibit B hereto as at the Closing Date. The amount, if any, by which the amount of the total Johnstown Current Assets exceeds the amount of the total Johnstown Current and Other Liabilities as set forth on the Final Johnstown Working Capital Statement, is referred to herein as the "Final Johnstown Working Capital Excess". The amount, if any, by which the amount of the total Johnstown Current and Other Liabilities exceeds the amount of the total Johnstown Current Assets as set forth on the Final Johnstown Working Capital Statement is referred herein as the "Final Johnstown Working Capital Deficiency".

          Within ten (10) days after the Due Date, American Publishing shall pay to Garden State the following amount, to the extent applicable:

               i) if there is an Estimated Johnstown Working Capital Excess pursuant to Section 3.5(a), the amount (if any) by which such Estimated Johnstown Working Capital Excess is less than any Final Johnstown Working Capital Excess pursuant to this Section 3.5(b) (for example, if there is an Estimated Johnstown Working Capital Excess of $1.00 and a Final Johnstown Working Capital Excess of $2.00, American Publishing shall pay to Garden State $1.00); or

               ii) if there is an Estimated Johnstown Working Capital Deficiency pursuant to Section 3.5(a), the amount (if any) by which any Final Johnstown Working Capital Excess pursuant to this Section 3.5(b) is greater than such Estimated Johnstown Working Capital Deficiency (expressed as a negative number) (for example, if there is an Estimated Johnstown Working Capital Deficiency of $1.00 and a Final Johnstown Working Capital Excess of $1.00, American
Publishing shall pay to Garden State $2.00); or

               iii) if there is an Estimated Johnstown Working Capital Deficiency pursuant to Section 3.5(a), the amount (if any) by which such Estimated Johnstown Working Capital Deficiency is greater than any Final Johnstown Working Capital Deficiency pursuant to this Section 3.5(b) (for example, if there is an Estimated Johnstown Working Capital Deficiency of $2.00 and a Final Johnstown Working Capital Deficiency of $1.00, American Publishing shall pay to Garden State $1.00).

          Within ten (10) days after the Due Date, Garden State shall pay American Publishing the following amount, to the extent applicable:

               i) if there is an Estimated Johnstown Working Capital Excess pursuant to Section 3.5(a), the amount (if any) by which such Estimated Johnstown Working Capital Excess is greater than any Final Johnstown Working Capital Excess pursuant to this Section 3.5(b) (for example, if there is an Estimated Johnstown Working Capital Excess of $2.00 and a Final Johnstown Working Capital Excess of $1.00, Garden State shall pay to American Publishing $1.00); or

               ii) if there is an Estimated Johnstown Working Capital Excess pursuant to Section 3.5(a), the amount (if any) by which such Estimated Johnstown Working Capital Excess is greater than any Final Johnstown Working Capital Deficiency (expressed as a negative number) pursuant to this Section 3.5(b) (for example, if there is an Estimated Johnstown Working Capital Excess of $1.00 and a Final Johnstown Working Capital Deficiency of $1.00, Garden State shall pay to American Publishing $2.00); or

               iii) if there is an Estimated Johnstown Working Capital Deficiency pursuant to Section 3.5(a), the amount (if any) by which such Estimated Johnstown Working Capital Deficiency is less than any Final Johnstown Working Capital Deficiency pursuant to this Section 3.5(b) (for example, if there is an Estimated Johnstown Working Capital Deficiency of $1.00 and a Final Johnstown Working Capital Deficiency of $2.00, Garden State shall pay to American Publishing $1.00).

Any net or combined payment by Garden State to American Publishing or by American Publishing to Garden State pursuant to this Section 3.5(b) and Section
3.4 shall be deemed to be an adjustment of the Additional Cash Consideration.

          (c) Disputes. In the event of a dispute between Garden State and American Publishing as to any matter set forth in Section 3.5(a) or 3.5(b), Garden State and American Publishing shall use reasonable efforts to resolve any such dispute, but if a final resolution is not obtained within thirty (30) days after the Final Johnstown Working Capital Statement is delivered to American Publishing, any remaining dispute shall be resolved by the independent accounting firm of Ernst & Young LLP or, if such firm declines to act in such capacity, to such other nationally recognized firm of independent public accountants, as shall be mutually agreed upon by Garden State and American Publishing. Such accounting firm may use such auditing procedures as it may deem appropriate and the decision of such accounting firm shall be binding and conclusive upon the parties. The costs and fees of such accounting firm shall be borne one-half by Garden State and one-half by American Publishing.



                                  ARTICLE IV.
           American Publishing's and the American Publishing Sellers'
                         Representations and Warranties


     American Publishing and the American Publishing Sellers represent and warrant to Garden State that, except as set forth in the schedule delivered by American Publishing and the American Publishing Sellers to Garden State concurrently herewith and identified as the "American Publishing Disclosure Schedule":


     4.1. Organizational.

          (a) Each of American Publishing and the American Publishing Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was incorporated. Each of such corporations has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted.

          (b) Each of such corporations is duly qualified and in good standing to conduct business as a foreign corporation, under the laws of all jurisdictions where the nature of its operations or the nature or location of its assets requires such qualification.

          (c) Each of American Publishing and the American Publishing Sellers has full power and authority to execute and deliver this Agreement and all documents and instruments to be executed by American Publishing and the American Publishing Sellers pursuant to this Agreement (collectively, "American Publishing's Ancillary Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

          (d) All acts required to be taken by American Publishing or any of the American Publishing Sellers to authorize the execution and delivery of this Agreement and each of American Publishing's Ancillary Documents, the performance of each of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the approval of such corporations' stockholders and board of directors, have been duly and properly taken, and no other proceedings on the part of American Publishing or the American Publishing Sellers are necessary to authorize such execution, delivery and performance.

          (e) This Agreement has been and American Publishing's Ancillary Documents will be, duly executed and delivered by duly authorized officers of American Publishing and the American Publishing Sellers. Assuming due authorization, execution and delivery by Garden State, each of this Agreement and the American Publishing Ancillary Documents that is a contract at Closing will constitute, a legal, valid and binding obligation of American Publishing and the American Publishing Sellers, as the case may be, and at Closing will be, enforceable against American Publishing and the American Publishing Sellers, as the case may be, in accordance with its terms subject to the possibility that the transactions contemplated hereby may be subject to the provisions of the Defense Production Act, 50 U.S.C. Sections 2158, et seq. or regulations proposed or adopted thereunder concerning acquisitions by or on behalf of a foreign person (collectively, the "Exon-Florio Act").


     4.2. No Conflict.

          (a) Other than as set forth in Section 4.2(a) of the American Publishing Disclosure Schedule and except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations thereunder (the "HSR Act") and the Exon-Florio Act, no consent, authorization, order or approval of, or filing or registration with, or permit or license from, any foreign or domestic governmental or regulatory authority or other person is required for the execution and delivery of this Agreement and American Publishing's Ancillary Documents and the consummation by American Publishing and the American Publishing

Sellers of the transactions contemplated by this Agreement and American Publishing's Ancillary Documents.

          (b) Other than as set forth in Section 4.2(b) of the American Publishing Disclosure Schedule, the execution and delivery of this Agreement and American Publishing's Ancillary Documents by American Publishing and the American Publishing Sellers, the performance of the obligations of American Publishing and the American Publishing Sellers hereunder and under the American Publishing Ancillary Documents and the consummation by American Publishing and the American Publishing Sellers of the transactions contemplated hereby and thereby, will not as of the Closing (i) conflict with or result in a breach of any of the terms, conditions or provisions of (x) any charter documents or by-laws of American Publishing or any of the American Publishing Sellers or (y) any law, rule, regulation, order, writ, injunction, judgment, decree, determination or award of any court, governmental body or agency applicable to any of such entities or any of the American Publishing Newspapers Assets, or
(ii) result in any breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation under any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, agreement, commitment, lease, printing contract or other instrument or obligation to which any of American Publishing, the American Publishing Sellers or the American Publishing Newspapers is a party or by which any of American Publishing, the American Publishing Sellers or the American Publishing Newspapers or any of the American Publishing Newspapers Assets may be bound, except for such defaults or rights of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained or will be obtained on or prior to the Closing Date and of which copies thereof have been or will be delivered to Garden State; or
(iii) result in the creation or imposition of any Lien upon the American Publishing Real Property or any of the American Publishing Newspapers Assets.


     4.3. Financial.

          (a) Other than as set forth in Section 4.3(a) of the American Publishing Disclosure Schedule, the American Publishing Financial Statements (as hereinafter defined), as they relate to the American Publishing Newspapers, have been prepared based upon the books and records of the American Publishing Newspapers and in accordance with GAAP consistently applied.

          (b) Other than as set forth in Section 4.3(b) of the American Publishing Disclosure Schedule, the unaudited balance sheets of each of the American Publishing Newspapers as of December 31, 1994 and December 31, 1995 which are set forth in Section 4.3(a) of the American Publishing Disclosure Schedule fairly present the financial position of such entities as of the dates of such balance sheets. The statements of income for each of the Newspapers for the years ending December 31, 1994 and December 31, 1995 which are set forth in Section 4.3(a) of the American Publishing Disclosure Schedule fairly present the results of operations of such entities for such periods. Complete and accurate copies of each of the above described financial statements are contained in Section 4.3(a) of the American Publishing Disclosure Schedule (all of the foregoing financial statements described above are hereinafter referred to as the "American Publishing Financial Statements"). Other than as set forth in Section 4.3(b) of the American Publishing Disclosure Schedule, the American Publishing Financial Statements are true and correct and include all adjustments and accruals necessary to present fairly the respective financial positions and results of operations as at the dates and for the periods indicated. Other than as set forth in Section 4.3(b) of the American Publishing Disclosure Schedule, there were no material debts, liabilities or other obligations of the American Publishing Newspapers of any nature whatsoever, whether accrued, contingent, absolute or otherwise, not adequately reflected in such financial statements which are required under GAAP to be reflected in such financial statements, except as described in Section 4.3(b) of the American Publishing Disclosure Schedule.


     4.4. Taxes.

          (a) The amounts provided for Taxes as reflected in the American Publishing Financial Statements as of December 31, 1995, which are set forth in
Section 4.3(a) of the American Publishing Disclosure Schedule as adjusted for the period of time through the Closing Date in accordance with the past custom and practice of American Publishing and the American Publishing Sellers in filing Tax Returns, are sufficient to cover all unpaid liabilities, direct or indirect, that American Publishing and the American Publishing Sellers may have with respect to the American Publishing Newspapers, the American Publishing Sellers and the American Publishing Newspapers Assets (and all their properties, assets, personnel and/or activities), or that any taxing authorities may assert that American Publishing or the American Publishing Sellers have with respect to the American Publishing Newspapers, the American Publishing Sellers, the American Publishing Newspapers Assets (and all their properties, assets, personnel and/or activities), for Taxes (without regard to whether such liabilities are disputed) accrued or applicable for all periods ending on or prior to the Closing Date.

          (b) American Publishing and the American Publishing Sellers have timely and duly paid all Taxes due and payable (or claimed to be due and payable by any taxing authority) other than (i) Taxes that are not yet due and payable and which are reflected as liabilities in the American Publishing Financial Statements and (ii) Taxes that have accrued in the ordinary course of business since December 31, 1995 and which are not yet due and payable. American Publishing and the American Publishing Sellers have timely and duly prepared and filed or caused to be prepared and filed all Tax Returns that American Publishing and the American Publishing Sellers are required by law to file and American Publishing and the American Publishing Sellers will timely and duly prepare and file or cause to be prepared and filed all Tax Returns described in clauses (i) and (ii) above.

          (c) American Publishing and the American Publishing Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the American Publishing Newspapers or the American Publishing Newspapers Assets to any employee, independent contractor, creditor, stockholder, or other third party.

          (d) American Publishing and the American Publishing Sellers have no obligation to make any payment with respect to the American Publishing Newspapers the deductibility of which would be barred under Section 280G of the Code.

          (e) No claim has been made by any taxing authority of a jurisdiction where American Publishing and/or the American Publishing Sellers do not file Tax Returns that it or they, or any of them, may be subject to taxation in that jurisdiction with respect to the American Publishing Newspapers Assets or the American Publishing Newspapers.

          (f) No Tax Return filed by American Publishing and/or the American Publishing Sellers contains any material misstatement or omits any material information that should have been included therein with respect to the American Publishing Newspapers Assets or the American Publishing Newspapers.

          (g) For all taxable periods of American Publishing and/ or the American Publishing Sellers ending on or before the Closing Date, no examination of any Tax Return of American Publishing and/or the American Publishing Sellers with respect to the American Publishing Newspapers Assets or the American Publishing Newspapers is in progress or pending or, to American Publishing's knowledge, threatened, and all periods for which any taxing authority has examined the Tax Returns relating to American Publishing and/or the American Publishing Sellers have been closed. No member of the affiliated group of corporations that currently includes American

Publishing and/or the American Publishing Sellers that file consolidated federal income Tax Returns or combined or unitary state income or franchise Tax Returns (the "American Publishing Affiliated Group") has waived any statute of limitations in respect of Taxes which may be imposed on or with respect to the American Publishing Newspapers or the American Publishing Newspapers Assets, or their transfer, or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period. To the knowledge of American Publishing, there are no audits, examinations, assessments, actions, suits, proceedings, investigations or claims now proposed, threatened or pending against American Publishing and/or the American Publishing Sellers in respect of Taxes, governmental charges or assessments asserted by any taxing authority which may be imposed on or with respect to the American Publishing Newspapers Assets or the American Publishing Newspapers.


     4.5. Title to and Condition of Assets; Leases.

          (a) Except as set forth in Sections 4.5(b), 4.5(c) and 4.20(a) of the American Publishing Disclosure Schedule, the American Publishing Sellers own good marketable and unencumbered title to the American Publishing Newspapers Assets, free and clear of any Liens other than Permitted Liens.

          (b) The American Publishing Real Estate is listed and described in
Section 4.5(b) of the American Publishing Disclosure Schedule. The American Publishing Sellers own good and marketable fee simple title to all the American Publishing Real Estate listed in Section 4.5(b) of the American Publishing Disclosure Schedule as owned by it, free and clear of all Liens, other than Permitted Liens. Except as described in Section 4.5(b) of the American Publishing Disclosure Schedule there are no leases, subleases, tenancies or other rights of occupancy affecting all or any part of the American Publishing Real Estate owned by American Publishing Sellers. All improvements, structures, and fixtures on the American Publishing Real Estate are, taking due account of their age, in a condition and state of repair appropriate for their current use, subject only to normal wear and tear, and are adequate to conduct the business and operations of the American Publishing Newspapers as they are now being conducted.

          (c) Section 4.5(c) of the American Publishing Disclosure Schedule describes (i) all material items of tangible personal property and assets owned by American Publishing Sellers and relating to the American Publishing Newspapers and (ii) all leases of personal property of American Publishing Sellers relating to the American Publishing Newspapers. All machinery and equipment owned or leased by the American Publishing Sellers and used in the operations of American Publishing Newspapers conform in all material respects to all applicable ordinances, regulations and zoning or other laws, except for violations which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations or prospects of American Publishing or the American Publishing Sellers or the American Publishing Newspapers or the use or value of such machinery or equipment. Except as described in Section 4.5(c) of the American Publishing Disclosure Schedule, all material items of tangible personal property that are used in the operations of the American Publishing Newspapers are, taking due account of their age, in an operating condition and state of repair appropriate for their current use, subject only to normal wear and tear, and are adequate to conduct the business and operations of the American Publishing Newspapers as they are now being conducted.

          (d) All real property leased by the American Publishing Sellers with respect to the American Publishing Newspapers is listed and described in
Section 4.5(b) of the American Publishing Disclosure Schedules. American Publishing has delivered to Garden State complete and correct copies of all written leases relating to real or personal property listed in Section 4.5(b) and 4.5(c) of the American Publishing Disclosure Schedule hereof and, except as described in Sections 4.5(b) or (c) of the American Publishing Disclosure Schedule, all such leases are in full force and effect, no event of default has been declared thereunder and, to the knowledge of American Publishing, no basis for any default exists. Except as otherwise disclosed in Sections 4.5(b) or (c) of the American Publishing Disclosure Schedule, no such lease of real or personal property is subject to termination or modification as a result of the transactions contemplated hereby.


     4.6. Inventory.

          All of the American Publishing Inventory is in the physical possession and control of the American Publishing Newspapers at their facilities or in transit from suppliers. All of the American Publishing Inventory is in usable and/or saleable condition, of a quality and quantity historically usable and/or saleable in the normal course of business and consistent with past practice, and contains no obsolete, damaged or below standard quality items in any material amount.


     4.7. Insurance.

          Section 4.7 of the American Publishing Disclosure Schedule contains a true and correct list and description of all insurance policies currently in effect (showing as to each policy the carrier, policy number and general description of the types and coverage limits provided) which pertain to the American Publishing Newspapers. Each of the American Publishing Newspapers carries and until the Closing Date will carry libel, property damage, workers' compensation, automobile, and general liability insurance in such amounts as are adequate and reasonable and against such risks as are customary in relation to the character and location of such properties and the nature of the American Publishing Newspapers. All such insurance policies are and as of the Closing Date will be in full force and effect. All such insurance policies are occurrence based policies. The American Publishing Sellers are not and shall not be as of the Closing Date in default under any such policy of insurance. None of the American Publishing Newspapers has been denied any application for insurance within the past five (5) years. American Publishing has not received notice of termination or non-renewal of any such insurance policies.


     4.8. Insiders.

          Section 4.8 of the American Publishing Disclosure Schedule sets forth every business relationship (other than normal employment relationships) between American Publishing or the American Publishing Sellers, on the one hand, and any of American Publishing or the American Publishing Sellers or any of American Publishing's or the American Publishing Sellers' Affiliates, officers or directors or members of their families (or any entity in which any of them has a financial interest, directly or indirectly), on the other hand, which is related in any manner to the American Publishing Newspapers. None of said parties (other than American Publishing, its subsidiaries or Affiliates) owns any assets which are used in the operation of American Publishing Newspapers, except as reflected in Section 4.8 or Section 4.25 of the American Publishing Disclosure Schedule or is engaged in any business which competes with the American Publishing Newspapers.


     4.9 Advertising and Commercial Printing.

          (a) Section 4.9(a) of the American Publishing Disclosure Schedule sets forth a complete and correct list of the published rates for advertising lineage for each of the American Publishing Newspapers and a complete and correct list of and the amount of revenues generated by each of the American Publishing Newspapers largest (by dollar amount) (i) 5 retail advertisers, (ii) 5 preprint advertisers, and (iii) 5 classified advertisers, in each case, for the twelve months ending December 31, 1995.

          (b) To the knowledge of American Publishing or any of the American Publishing Sellers, except as set forth in Section

4.9(b) of the American Publishing Disclosure Schedule, since January 1, 1996,
(i) there has not had been any actual or threatened cancellation, non-renewal or material modification of any agreements or relationships with advertisers listed in Section 4.9(a) of the American Publishing Disclosure Schedule, (ii) none of American Publishing nor any of the American Publishing Sellers has made any changes in the pricing offered generally to customers of any of the American Publishing Newspapers for advertising and (iii) no advertisers listed in Section 4.9(a) of the American Publishing Disclosure Schedule have threatened in writing to American Publishing or any of the American Publishing Sellers, or otherwise manifested to any of such persons a firm and present intention, to cancel previously scheduled or contracted for advertising in any of the American Publishing Newspapers for the period following the Closing, or to terminate or modify significantly their relationship as advertisers with American Publishing or any of the American Publishing Sellers.

          (c) Section 4.9(c) of the American Publishing Disclosure Schedule sets forth a complete and current list of and the amount of revenues generated by each of the 5 largest (by dollar value) commercial printing customers of each of the American Publishing Newspapers for the twelve months ended December 31, 1995. To the knowledge of American Publishing or any of the American Publishing Sellers, except as set forth in Section 4.9(c) of the American Publishing Disclosure Schedule, since January 1, 1996, (i) there has not been any actual or threatened cancellation, non-renewal or material modification of any agreement or relationship with any of the commercial printing customers listed in Section 4.9(c) of the American Publishing Disclosure Schedule; (ii) none of the American Publishing Newspapers has made any changes in the pricing offered generally to their customers for commercial printing services; and
(iii) no commercial printing customer listed in Section 4.9(c) of the American Publishing Disclosure Schedule has threatened in writing, or otherwise manifested to any such person a firm and present intention, to cancel previously scheduled or contracted for commercial printing work for the period following the Closing, or to terminate or modify significantly its relationship as printing customers with any of the American Publishing Newspapers.


     4.10. Circulation Matters; Newsprint and Ink Purchases. With Respect to Circulation Matters and Newsprint and Ink Purchases:

          (a) Section 4.10(a) of the American Publishing Disclosure Schedule sets forth (i) the average weekly paid circulation for each of The Akron News-Reporter, The Brush News-Tribune and the Julesberg Advocate, and (ii) the average daily paid circulation for each of the daily American Publishing Newspapers, calcu-lated, in each instance in the same manner required by the U.S. Postal Service for newspapers whose circulation is required to be reported to the U.S. Postal Service in an annual Statement of Ownership, Management and Circulation required by 39 U.S.C. Section 3685 for the twelve months ended September 30, 1994 and September 30, 1995. Attached to Section 4.4(a) of the American Publishing Disclosure Schedule are true and complete copies of the most recent ABC audit report and publisher's statement pertaining to the Bridgeton Evening News. All representations contained in such publisher's statement and other materials submitted by American Publishing or any Affiliate or subsidiary to the ABC pertaining to the Bridgeton Evening News for the periods covered by such publisher's statement and audit report were true and complete in all material respects. Since October 1, 1995, the Bridgeton Evening News has not been circulated at discounts greater than those reported to the ABC for the periods covered by such audit report and publisher's statement.

          (b) Attached to Section 4.10(b) of the American Publishing Disclosure
Schedule is a list of the daily or weekly paid circulation of each of the American Publishing Newspapers as of March 31, 1996, determined on a basis consistent with the information in Section 4.10(a) of the American Publishing Disclosure Schedule.

          (c) Since January 1, 1996, American Publishing, its subsidiaries or Affiliates have not changed the single copy or home delivery circulation rates for any of the American Publishing Newspapers, except as set forth in Section 4.10(c) of the American Publishing Disclosure Schedule.

          (d) Section 4.10(d) of the American Publishing Disclosure Schedule sets forth current lists as of January 1, 1996, of all (i) current dealers for each of the American Publishing Newspapers and (ii) current paid and free subscribers for each of the American Publishing Newspapers. With respect to all such lists, American Publishing represents and warrants that, to the best of American Publishing's knowledge, such lists are not misleading in any way that would have a material adverse effect on any of the American Publishing Newspapers, but otherwise American Publishing makes no representations and warranties with respect to such lists.

     4.11. Conduct of Business.

          (a) Since January 1, 1996, the American Publishing Sellers have conducted the business and operations of the American Publishing Newspapers only in the ordinary course of business in substantially the same manner as heretofore conducted by the

American Publishing Sellers and have used all reasonable efforts to preserve and promote such business and to avoid any act that might have a material adverse effect on the business or operation of the American Publishing Newspapers or the American Publishing Newspapers Assets taken as a whole.

          (b) Except as set forth in Section 4.10 or 4.11(b) of the American Publishing Disclosure Schedule, since January 1, 1996, the American Publishing Sellers, with respect to the American Publishing Newspapers, have not:

               i) sold or in any way transferred or otherwise disposed of any of the American Publishing Newspapers Assets, except for use of the American Publishing Inventory in the usual and ordinary course of business of the Newspapers;

               ii) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance);

               iii) except for write-offs of accounts receivable in the ordinary course of business, waived any right or canceled or compromised any debt or claim of the American Publishing Newspapers, other than in the ordinary course of business and not in excess of $10,000 for any item or $50,000 in the aggregate;

               iv) made any material increase in the rate or terms of compensation payable or to become payable to employees of the American Publishing Newspapers, except increases occurring in accordance with customary practices or in accordance with existing collective bargaining or employment agreements, or any material modification in employee benefits, or any borrowing of money from the American Publishing Sellers by any employee of the American Publishing Newspapers (other than routine travel and similar advances), in any material amount;

               v) entered into, modified, amended, renewed, extended or terminated any contract or commitment involving total payments or expenditures to any single person or relating to any of the American Publishing Newspapers of more than $5,000 on any single contract or commitment, or $25,000 in the aggregate, or that is to be performed beyond April 30, 1997;

               vi) violated or failed to comply with respect to, any law, regulation, ordinance, rule, order, judgment, injunction or decree applicable to American Publishing Newspapers, the effect of which (singly or in the aggregate) could be a material adverse effect upon the American Publishing Newspapers taken as a whole or upon the business, operations, financial condition or prospects of the American Publishing Newspapers taken as a whole;

               vii) failed to collect the accounts receivable or to pay the accounts payable and other current liabilities of the American Publishing Newspapers in any manner other than consistent with past practice;

               viii) made any change by the American Publishing Sellers with respect to the American Publishing Newspapers in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

               ix) made any borrowing of money, including any increase or extension of purchase money credit by the American Publishing Sellers with respect to the American Publishing Newspapers taken as a whole or any increase in the liabilities of the American Publishing Newspapers taken as a whole from those reflected in the American Publishing Financial Statements, other than American Publishing Excluded Liabilities and current liabilities incurred in the ordinary course of business and consistent with past practice;

               x) entered into any transaction relating to the American Publishing Newspapers or the American Publishing Newspapers Assets other than in the ordinary course of business and consistent with past practice;

               xi) entered into any intercompany transaction with American Publishing or the American Publishing Sellers or with any officer or director or with any other subsidiary or operating unit or Affiliate of American Publishing or the American Publishing Sellers, other than in the ordinary course of business and consistent with past practice;

               xii) made any settlement of any tax claim against the American Publishing Newspapers or any litigation (net of applicable insurance proceeds) in excess of $5,000 individually or $20,000 in the aggregate, except with the prior written consent of Garden State, which consent shall not be unreasonably withheld;

               xiii) made any gift or charitable donation by the American Publishing Newspapers in excess of $1,000 individually or $5,000 in the aggregate; or

               xiv) entered into any agreement, arrangement or understanding, whether oral or written, to do any of the foregoing matters listed in clauses
(i) through (xiii) inclusive.

          (c) Since January 1, 1996, the American Publishing Sellers with respect to any of the American Publishing Newspapers, have not suffered or been threatened, to the knowledge of American Publishing or any of the American Publishing Sellers, with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of any of the American Publishing Newspapers taken as a whole, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between any of the American Publishing Newspapers and any of their material customers (including, without limitation, advertisers, subscribers and dealers), material suppliers or key employees material to any of the American Publishing Newspapers and to the actual knowledge of any officer of American Publishing or of any of the American Publishing Sellers, no paid circulation newspaper which does not currently compete with one or more of the American Publishing Newspapers with respect to the sale of print advertising in their respective geographic markets has any present or future plans to compete materially with any of the American Publishing Newspapers subsequent to the Closing Date with respect to the sale of print advertising in a paid circulation newspaper during the twelve month period following the Closing Date.


     4.12 Contracts.

          All Contracts that are material to any of the American Publishing Newspapers or any of the American Publishing Sellers are listed in Section 4.12 of the American Publishing Disclosure Schedule. For purposes of this Section
4.12 "Contract" means any unexpired agreement, license, lease, permit, arrangement, commitment, instrument, understanding or contract, whether written or oral, to which any of the American Publishing Newspapers or the American Publishing Sellers is a party or is bound, or which is otherwise material to any of the American Publishing Newspapers or the American Publishing Sellers, or their assets. True and complete copies of all written Contracts listed in
Section 4.12 of the American Publishing Disclosure Schedule have been delivered to Garden State. Except as set forth in Section 4.12 of the American Publishing Disclosure Schedule, all such Contracts are in full force and effect and are legally binding and enforceable by and against the parties thereto, (except as may be limited by bankruptcy, insolvency, moratorium or similar laws) and none of the American Publishing Sellers nor, to the knowledge of American Publishing or any of the American Publishing Sellers, any other party to any of such Contracts is (with or without the lapse of time or the giving of notice, or both) in violation thereof or in default thereunder. Except as set forth in
Section 4.12 of the American Publishing Disclosure Schedule, none of the American Publishing Sellers or the American Publishing Newspapers nor any of their assets is bound by or subject to any Contract that falls within any of the following categories:

          i) Contracts arising outside of the ordinary course of business;

          ii) collective bargaining agreements, employment agreements, management agreements or other Contracts with employees, agents, distributors, representatives or consultants, other than the collective bargaining agreements and the Benefit Plans described in
          Section 4.14 hereof;

          iii) continuing Contracts for purchase of any materials, supplies, equipment or services in excess of $5,000 per year;

          iv) continuing Contracts for the sale of commercial printing or advertising services for each of the five (5) largest advertising and commercial printing customers of each of the American Publishing Newspapers for the twelve (12) month period ending December 31, 1995;

          v) Contracts for the purchase of any fixed or capital assets, other than Contracts involving an aggregate expenditure of not more than $5,000;

          vi) Contracts for the sale of any fixed or capital assets having a value in excess of $5,000 individually or $15,000 in the aggregate;

          vii) Contracts for trade, barter and similar arrangements for the sale of printing, advertising, publication or any other service in exchange for consideration other than cash;

          viii) Except for this Agreement, Contracts with any other person to sell any capital stock of any of the American Publishing Sellers or all or any of the assets, of any of the American Publishing Newspapers, or to effect any merger, consolidation or other reorganization of any of the American Publishing Newspapers or any of the American Publishing Sellers, or to enter into any agreement with respect thereto;

          ix) Contracts relating to any borrowing of money by any of the American Publishing Sellers or mortgaging, pledging or otherwise placing a lien on any of the assets of any of the American Publishing Newspapers or the American Publishing Sellers; or

          x) any license or royalty agreement.

     4.13 Permits and Licenses. Except for the American Publishing Environmental Permits, Section 4.13 of the American Publishing Disclosure Schedule lists all licenses, permits and authorizations currently held by the American Publishing Newspapers or the American Publishing Sellers with respect to the American Publishing Newspapers. Each of the American Publishing Sellers and the American Publishing Newspapers has all material permits, licenses, authorizations, with and under all Federal, state, local and foreign laws, authorities and agencies, including non- governmental self-regulatory organizations, that are required for the respective American Publishing Sellers to operate each of the American Publishing Newspapers in the manner in which it is currently being operated (collectively, the "American Publishing Required Permits") and all such American Publishing Required Permits are in full force and effect and no suspension of the American Publishing Required Permits is, to the knowledge of American Publishing threatened. Except as set forth in Section
4.13 of the American Publishing Disclosure Schedule, (i) the licenses, permits and authorizations listed therein are transferable and not subject to any restrictions or conditions that would limit the business or operations of the American Publishing Newspapers as presently conducted; and (ii) there are no applications by any of the American Publishing Sellers or American Publishing with respect to American Publishing Newspapers or complaints by other persons pending or, to the knowledge of American Publishing threatened as of the date hereof before any domestic or foreign governmental agency relating to any licenses, permits or authorizations applicable to American Publishing Newspapers or American Publishing Sellers with respect to American Publishing Newspapers. Except as set forth in Section 4.13 of the American Publishing Disclosure Schedule, no foreign or domestic governmental or regulatory consents or approvals are necessary for the licenses, permits and authorizations listed in Section 4.13 of the American Publishing Disclosure Schedule to continue in full force and effect on behalf of the American Publishing Newspapers or Garden State following consummation of the transactions contemplated hereby.


     4.14. Employees.

          (a) Section 4.14(a) of the American Publishing Disclosure Schedule contains a true and complete list of all of the American Publishing Newspapers' employees as of December 31, 1995 or such later date as is set forth therein, and such list correctly reflects their salaries, hours, wages, other compensation (other than benefits under the Benefit Plans) including all bonuses paid or accrued as of such date, their dates of employment and positions.

          (b) Section 4.14(b) of the American Publishing Disclosure Schedule contains a true and complete list and description of all Benefit Plans (as hereinafter defined) maintained or sponsored by any of the American Publishing Sellers or any ERISA Affiliate (as hereinafter defined), or with respect to which any of the American Publishing Sellers or any ERISA Affiliate has or may have any liability, directly or indirectly, or any obligation to contribute, or which otherwise covers any of the current or former employees of any of the American Publishing Sellers or any ERISA Affiliate or their beneficiaries, whether or not funded and whether or not terminated (hereinafter individually referred to as an "American Publishing Seller Plan" and collectively referred to as the "American Publishing Seller Plans"). As used in this Agreement, the term "Benefit Plans" shall mean all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other compensation plan, agreement, contract, policy, trust fund or arrangement. The term "ERISA Affiliate" shall mean any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code")) which includes any American Publishing Seller, any trade or business (whether or not incorporated) which is under common control (within the meaning of Code Section 414(c)) with any American Publishing Seller, any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes any American Publishing Seller and any other entity (whether or not incorporated) required to be aggregated with any American Publishing Seller pursuant to Code Section 414(o). Each American Publishing Seller Plan which, as of the date hereof, is a defined benefit plan, as defined in Section 3(35) of ERISA (a "Defined Benefit Plan") is identified on Section 4.14(b) of the American Publishing Disclosure Schedule. Each American Publishing Seller Plan which is intended to be a qualified plan under Section 401(a) of the Code (each a "Qualified Plan") is identified on Section 4.14(b) of the American Publishing Disclosure Schedule.

          (c) All American Publishing Seller Plans comply in all material respects with and are and have been operated in substantial accordance with each applicable provision of ERISA, the Code, other Federal statutes, state law, the regulations and rules promulgated pursuant thereto or in connection therewith and all collective bargaining agreements applicable thereto. Each Qualified Plan is qualified under Section 401(a) of the Code and any trust under such Qualified Plan is exempt from income tax under

Section 501(a) of the Code. The retroactive cure period with respect to any plan amendments or plans not yet adopted and/or submitted to the IRS has not expired. Other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or, to the knowledge of American Publishing or any American Publishing Seller, threatened against or with respect to any American Publishing Seller Plan or against or affecting any fiduciary thereof or the assets of any trust or insurance contract thereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the American Publishing Seller Plans, any fiduciaries thereof or the assets of any trust or insurance contract thereunder. Neither American Publishing nor any of the American Publishing Sellers has knowledge of and has not received any written notice that any American Publishing Seller Plan is under audit or investigation by any governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, fine or penalty.

          (d) Each American Publishing Seller and each ERISA Affiliate have made full and timely payment of all amounts which are required under the terms of each American Publishing Seller Plan and any related trust or collective bargaining agreement or which are otherwise required by applicable law to be paid as a contribution to each such plan with respect to all periods through the Closing Date. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any American Publishing Seller Plan and no excise tax or other taxes are due or owing because of any failure to comply with the minimum funding standards of the Code and ERISA with respect to any of such plans.

          (e) With respect to the American Publishing Seller Plans, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) exists which, directly or indirectly, could subject any of the American Publishing Sellers or any ERISA Affiliate to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. None of the American Publishing Sellers nor any ERISA Affiliate, nor any administrator or fiduciary of any American Publishing Seller Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner which is likely to subject any American Publishing Seller or any ERISA Affiliate, directly or indirectly, to any material liability for a breach of fiduciary or other duty under ERISA or any other law.

          (f) Each American Publishing Seller Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) and which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been and operated in accordance with each of the requirements of
Section 162(i) of the Code as in effect for years beginning prior to 1989,
Section 4980B of the Code for years beginning after December 31, 1988, and Part 6 of Subtitle B of Title I of ERISA ("COBRA"). There are no pending or, to the knowledge of American Publishing or any American Publishing Seller, threatened claims, suits or other proceedings by any employee or former employee of any American Publishing Seller or by the beneficiary, dependent or representative of any such person, involving the failure of any group health plan ever maintained by any American Publishing Seller to comply with the health care continuation requirements of COBRA. Except as set forth on Schedule 4.14(b) of the American Publishing Disclosure Schedules, all American Publishing Seller Plans providing medical, disability, life or other welfare benefits to retired former employee can be terminated at any time without material liability in the aggregate to the American Publishing Sellers and the ERISA Affiliates, considered as a single enterprise.

          (g) None of the American Publishing Sellers nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of an employee pension benefit plan which is subject to Title IV of ERISA. There is currently no active filing by any American Publishing Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any American Publishing Seller Plan. The PBGC has not instituted any proceedings to terminate any American Publishing Seller Plan.

          (h) No American Publishing Seller nor any ERISA Affiliate currently maintains or is obligated to contribute to, nor has in the past maintained or contributed to, nor has any liability, contingent or otherwise, to or arising out of any multiemployer plan, as defined in Section 3(37) of ERISA, and no American Publishing Seller nor any ERISA Affiliate has suffered a complete withdrawal or partial withdrawal assuch terms are defined in Sections 4203 and 4205, respectively, of ERISA for which it reasonably expects to incur any withdrawal liability.

          (i) The consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any American Publishing Seller Plan because of the creation, acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder, including any obligation to make any payment upon a "change in ownership or control" as such term is defined for purposes of Section 280G of the Code.

          (j) For each American Publishing Seller Plan, to the extent applicable to each such American Publishing Seller Plan, true and complete copies of the following have been delivered to Garden State or will be delivered as soon as practicable to Garden State (but in any event, no later than ten (10) days prior to the Closing Date): i) the documents embodying the American Publishing Seller Plans, including the plan documents, all amendments thereto, the related trust or funding agreements, insurance contracts, union or trade agreements and, in the case of any unwritten American Publishing Seller Plans, written descriptions thereof; ii) the most recent annual reports including without limitation Forms 5500 and all schedules thereto; iii) the most recent financial statements; iv) the most recent actuarial reports; v) each current summary plan description and each summary of material modification prepared in the last three years for each American Publishing Seller Plan; and
(vi) all employee manuals, handbooks, policy statements and other written materials given to employees relating to any American Publishing Seller Plans.

          (k) Section 4.14(k) of the American Publishing Disclosure Schedule sets forth a list of all former employees of and their dependents of each American Publishing Newspaper receiving medical benefits pursuant to the provisions of Section 4980B of the Code.

          (l) Each American Publishing Seller shall make all payments required under the Employee Benefit Plans and payment of accrued salaries or wages and vacation pay with respect to employment of any persons by any of the American Publishing Sellers until the close of business on the Closing Date. Except as required by Section 4980B of the Code, no American Publishing Seller has any liability to provide medical benefits to former employees of any American Publishing Seller or their spouses or dependents.


     4.15. Corporate and Personnel Data; Independent Contractors; Labor
Relations.

          (a) Section 4.15(a) of the American Publishing Disclosure Schedule sets forth a list of all oral or written employment agreements, management agreements and consulting or similar agreements to which any of the American Publishing Newspapers is a party or is bound. True and correct copies of all such agreements as are in writing have been delivered to Garden State.

          (b) Section 4.15(b) of the American Publishing Disclosure Schedule sets forth copies of the standard forms of written independent contractor agreements relating to the distribution or delivery of any of the American Publishing Newspapers ("American Publishing Delivery Contracts") which are currently in use by such American Publishing Newspapers. To the actual knowledge of the officers of American Publishing and the American Publishing Sellers, substantially all independent contractors currently distributing or delivering such American Publishing Newspapers are parties to American Publishing Delivery Contracts as described in Section 4.15(b) of the American Publishing Disclosure Schedule and substantially in the forms attached thereto.

          (c) Except as set forth in Section 4.15(c) of the American Publishing Disclosure Schedule: (i) each of the American Publishing Newspapers is in compliance with all applicable laws and regulations relating to the employment of labor and employment practices, including those related to terms and conditions of employment, wages, hours, collective bargaining, discrimination, occupational safety and health, and the payment of social security or similar taxes; (ii) none of the American Publishing Newspapers is engaged in any unfair labor practice; (iii) there are no unfair labor practice claims or charges pending involving or affecting any of the American Publishing Newspapers; (iv) none of the American Publishing Newspapers is a party to any collective bargaining agreement or bound by any other agreement with a labor union; (v) there are no proceedings pending for certification or representation before the National Labor Relations Board with respect to the employees of the American Publishing Newspapers nor, to the knowledge of American Publishing, has there been any attempt within the past five (5) years to organize any of the employees of the American Publishing Newspapers into a collective bargaining unit; (vi) there is no labor strike, dispute, slowdown or stoppage actually pending nor, to the knowledge of American Publishing, threatened against or involving any of the American Publishing Newspapers; (vii) no discrimination charge of any kind with respect to the employees of any of the American Publishing Newspapers is pending and, to the knowledge of American Publishing no claim therefor exists; (viii) no grievance with respect to the employees of any of the American Publishing Newspapers is pending and, to the knowledge of American Publishing none of the American Publishing Newspapers has in the past five (5) years experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (ix) no act or omission of American Publishing or the American Publishing Sellers with respect to the American Publishing Newspapers will result in the imposition upon Garden State of any obligation or liability relating to any federal, state or local law, regulation or ordinance relating to plant closings, layoffs, sales or workforce reductions.

     4.16. Litigation and Claims.

          Other than as set forth in Section 4.16 of the American Publishing Disclosure Schedule, there are no claims, actions, suits, investigations, litigation, arbitrations, or proceedings, in law or in equity, and there are no proceedings or governmental investigations before or by any court or foreign, Federal, state, local, or other governmental department, commission, board, agency, instrumentality or other administrative authority, pending against or affecting the American Publishing Sellers or American Publishing with respect to the American Publishing Newspapers or with respect to the consummation of the transaction contemplated hereby, or the operations of the American Publishing Newspapers (either after the Closing or prior thereto) and, to the knowledge of American Publishing, no such matter is threatened.

     4.17. Compliance with Laws.

          (a) Other than as set forth in Section 4.17(a) of the American Publishing Disclosure Schedule, neither the American Publishing Sellers nor the American Publishing Newspapers is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any domestic or foreign governmental authority) with respect to its properties, assets, personnel or business activities related to the American Publishing Newspapers.

          (b) Other than as set forth in Sections 4.14(c), 4.15(c), 4.17(b), 4.18(a), 4.18(b) or 4.18(d) of the American Publishing Disclosure Schedule, neither the American Publishing Sellers nor the American Publishing Newspapers is in violation of, or delinquent with respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel or business activities related to the American Publishing Newspapers are subject) including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes, other than violations or delinquencies which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of any of the American Publishing Newspapers and, to the knowledge of American Publishing, no such complaint or notice is threatened. Copies of all notices of violation of any of the foregoing which American Publishing Sellers with respect to the American Publishing Newspapers have received within the past three years are attached to Section 4.17(b) of the American Publishing Disclosure Schedule.

     4.18. Environmental Matters.

          (a) Except for environmental matters described in Section 4.18(a) of the American Publishing Disclosure Schedule, American Publishing Sellers and the American Publishing Newspapers with respect to the American Publishing Real Estate and the American Publishing Newspapers are in material compliance with all Environmental Laws and American Publishing Environmental Permits. A copy of any notice, citation, inquiry or complaint which American Publishing Sellers, with respect to the American Publishing Real Estate or the American Publishing Newspapers, have received in the past three years of any alleged violation of or liability or potential liability under any Environmental Law or American Publishing Environmental Permit is contained in Section 4.18(a) of the American Publishing Disclosure Schedule, and all violations alleged in said notices have been resolved. There have been no environmental investigations, studies, audits, tests, reviews or analyses relating to the American Publishing Newspapers Assets or the American Publishing Real Estate conducted or authorized by the American Publishing Sellers or any consultant engaged by American Publishing or the American Publishing Sellers or, to the best of American Publishing's or American Publishing Seller's knowledge, conducted by or for any other person, including governmental authority, except as described in Section 4.18(a) of the American Publishing Disclosure Schedule. True and complete copies of all written reports issued in connection with such investigations, etc. listed in Section 4.18(a) of the American Publishing Disclosure Schedule have previously been provided to Garden State. Except for environmental matters described in Section 4.18(a) of the American Publishing Disclosure Schedule, the American Publishing Sellers, on behalf of or the American Publishing Newspapers, possess all American Publishing Environmental Permits which are required for the operation of the American Publishing Newspapers, and are in material compliance with the provisions of all such American Publishing Environmental Permits. A list of all American Publishing Environmental Permits is contained in Section 4.18(a) of the American Publishing Disclosure Schedule. The American Publishing Sellers, on behalf of or the American Publishing Newspapers, have taken all appropriate measures to reapply for or renew such American Publishing Environmental Permits where such action is necessary to keep such American Publishing Environmental Permits in effect.

          (b) Except for environmental matters described in Section 4.18(b) of the American Publishing Disclosure Schedule, there has been no handling, storage, treatment, generation, trans-portation or Release of any Hazardous Materials by the American Publishing Sellers, the American Publishing Newspapers, or by any other person or entity for which the American Publishing Sellers or the American Publishing Newspapers may be held responsible, or by any other person, at American Publishing Sellers' direction or authorization (hereinafter, collectively "American Publishing or American Publishing's Agents or Affiliates") on the American Publishing Real Estate or other real property owned, leased, operated, managed or controlled by the American Publishing Sellers with respect to the American Publishing Newspapers ("American Publishing Sellers Other Real Property") or at any American Publishing Offsite Facility in violation of, or which could give rise to any liability or obligation or the incurrence of any damages under Environmental Laws which would individually or in the aggregate have a material adverse effect on the American Publishing Newspapers taken as a whole.

          (c) Section 4.18(c) of the American Publishing Disclosure Schedule sets forth a complete list of all Storage Tanks that (i) have been removed by American Publishing or the American Publishing Sellers from the American Publishing Real Estate or American Publishing Seller Other Real Property or
(ii) are now present at the American Publishing Real Estate or other real property owned by the American Publishing Sellers for the American Publishing Newspapers' operations, or other real property leased or operated by American Publishing Sellers for the business of the American Publishing Newspapers. All Storage Tanks which are now present at the American Publishing Real Estate are in good condition, are not leaking and have not leaked. All Storage Tanks which heretofore have been removed from the American Publishing Real Estate and such American Publishing Sellers Other Real Property since the respective dates of acquisition of such Real Estate and Other Real Property by the American Publishing Sellers have been removed in accordance with all applicable Environmental Laws.

          (d) Without in any way limiting the generality of the foregoing, except as disclosed in Section 4.18(d) of the American Publishing Disclosure
Schedule:

               i) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or operated by American Publishing Sellers for the business of any of the American Publishing Newspapers or located on any of the American Publishing Real Estate or American Publishing Sellers Other Real Property;

               ii) no polychlorinated biphenyls are used or stored by the American Publishing Sellers or the American Publishing

Newspapers on the American Publishing Real Estate or any Other Real Property;
and,

               iii) no Lien has been recorded under any Environmental Law with respect to the American Publishing Real Estate or to the knowledge of American Publishing any American Publishing Sellers Other Real Property.

          (e) None of the American Publishing Real Estate or American Publishing Sellers Other Real Property is listed or proposed for listing on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System list, both promulgated under CERCLA, or on any published state or local list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law.


     4.19. Real Estate.

          (a) The American Publishing Real Estate which is to be purchased by Garden State pursuant to this Agreement is identified and legally described in
Section 4.19(a) of the American Publishing Disclosure Schedule. Except as described in Section 4.19(a) of the American Publishing Disclosure Schedule, the American Publishing Sellers hold, as the case may be or will at the time of Closing hold, fee simple title to the American Publishing Real Estate, subject only to American Publishing Permitted Liens. None of the improvements comprising the American Publishing Real Estate, nor the businesses conducted by American Publishing or the American Publishing Sellers thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement other than violations which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of American Publishing or the American Publishing Sellers or the American Publishing Newspapers or the use or value of the American Publishing Real Estate. Complete and correct copies of any title opinions, surveys and appraisals and any policies of title insurance currently in force and in possession of American Publishing or the American Publishing Sellers with respect to each parcel of the American Publishing Real Estate, and each leasehold interest in real property related to the American Publishing Newspapers, if any, will be delivered to Garden State within a reasonable period of time prior to the Closing.

          (b) The American Publishing Real Estate currently is served by utilities adequate to operate such facilities at their current rate of production, and none of the utility companies serving any such facilities has threatened American Publishing or the American Publishing Sellers with any reduction in service. All of said utilities are installed and operating and all installation and connection charges have been paid for in full, except for any amounts that may be reflected on the Final American Publishing Working Capital Statement.

          (c) The continued maintenance and operation of the American Publishing Real Estate as currently maintained and operated is not dependent on facilities owned or occupied by American Publishing, its subsidiaries or Affiliates located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the American Publishing Real Estate; to the knowledge of American Publishing no building or other improvement not part of the American Publishing Real Estate relies on the American Publishing Real Estate or any part thereof or any interest therein to fulfill any governmental requirement; and no building or other improvement on the American Publishing Real Estate relies on any property not included within the American Publishing Real Estate to fulfill any governmental requirement.

          (d) There are no challenges or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the American Publishing Real Estate, and no special arrangements or agreements exist with any governmental authority with respect thereto.

          (e) There is no Tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to the knowledge of American Publishing and of the American Publishing Sellers, threatened with respect to any portion of the American Publishing Real Estate.

          (f) There are no condemnation proceedings pending or, to the knowledge of American Publishing and of the American Publishing Sellers, threatened with respect to any portion of the American Publishing Real Estate.

     4.20. Intellectual Property.

          (a) All of American Publishing Newspapers' (i) trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, the "American Publishing Trademarks"); (ii) proprietary formulations, manufacturing methods, know-how and trade secrets;
(iii) patents on and pending applications to patent any technology or design;
(iv) registrations of and applications to register copyrights; and (v) licenses of rights in computer software, the American Publishing Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by American Publishing or American Publishing Sellers, in each event with respect to the American Publishing Newspapers, are identified in Section 4.20(a) of the American Publishing Disclosure Schedule and are referred to herein collectively as the "American Publishing Intellectual Property".

          (b) (i) The American Publishing Sellers are the owners of each Trademark and its associated goodwill; (ii) the American Publishing Sellers have not received any notice or claim from any other firm, corporation, association or person indicating that any such firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (iii) the American Publishing Sellers have no knowledge of any claim with respect to, and have no reason to believe that any third party asserts ownership rights in, any of the American Publishing Intellectual Property; (iv) the American Publishing Sellers have no knowledge of any claim and have no reason to believe that any of the American Publishing Newspapers' use of any American Publishing Intellectual Property infringes any right of any third party; (v) the American Publishing Sellers have no knowledge or any reason to believe that any third party is infringing any of the American Publishing Newspapers' rights in any of the Intellectual Property; (vi) the American Publishing Sellers are under no obligation to pay any royalties or similar payments in connection with any license of the American Publishing Intellectual Property; (vii) the consummation of the transaction contemplated by this Agreement will not result in the impairment of any of the American Publishing Newspapers' right to use any of the American Publishing Intellectual Property nor infringe upon the rights of any third party; and (viii) the American Publishing Sellers are the owners of all American Publishing Intellectual Property necessary for the conduct of the American Publishing Newspapers and the operation of the American Publishing Newspapers Assets as now conducted and operated.


     4.21. Guarantees. Except as set forth in Section 4.21 of the American Publishing Disclosure Schedule, none of the American Publishing Newspapers nor the American Publishing Newspapers Assets is or at the Closing will be, directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated by discount or repurchase agreement or in any other way to provide funds with respect to, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any person, corporation, association, partnership or other entity including, without limitation, American Publishing or any parent, subsidiary or other Affiliate, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

     4.22. WARN Matters. Except as set forth in Section 4.22 of the American Publishing Disclosure Schedule, neither the American Publishing Sellers nor American Publishing with respect to the American Publishing Newspapers has taken any action within the ninety (90) day period prior to the date hereof which resulted or will result in an "employment loss" as such term is defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 (the "WARN Act"), with respect to any employee of the American Publishing Newspapers.

     4.23. Second Class Mail. All reports filed with the United States Postal Service by the American Publishing Sellers in connection with, and second class mail postal permits applicable to, the American Publishing Newspapers were true and correct in all material respects at the time of their filing.

     4.24. Deposits/Bonds. Section 4.24 of the American Publishing Disclosure
Schedule is a true and correct schedule of all security deposits, surety deposits and bonds presently maintained in whole or in part on behalf of any of the American Publishing Newspapers.


     4.25. Certain Assets Not Owned by American Publishing or American Publishing Sellers. Section 4.25 of the American Publishing Disclosure Schedule describes each item of tangible personal property which is located upon any of the American Publishing Real Estate or any premises leased pursuant to any lease described in Section 4.5(b) of the American Publishing Disclosure Schedule (hereinafter, collectively, the "American Publishing Premises"), and which is not either an American Publishing Newspapers Excluded Asset or an American Publishing Newspapers Asset, as defined in the Agreement (hereinafter, a "Schedule 4.26 Asset"). No Schedule 4.25 Assets will remain upon the American Publishing Premises as of the Closing, unless Garden State shall have confirmed in writing its consent thereto.

     4.26. General.

          (a) Accuracy. The representations and warranties of American Publishing contained in this Agreement do not and will not contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated herein or therein in order to make such representations and warranties not misleading.

          (b) Certain Fees. Neither American Publishing nor any of its subsidiaries or Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.


                                   ARTICLE V.
                 Garden State's Representations and Warranties;


     Garden State represents and warrants to American Publishing that, except as set forth in the schedule delivered by Garden State to American Publishing concurrently herewith and identified as the "Garden State Disclosure Schedule":

     5.1. Organizational.

          (a) Each of Garden State and Johnstown is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated. Each of such corporations has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted.

          (b) Each of such corporations is duly qualified and in good standing to do business as a foreign corporation, under the laws of all jurisdictions where the nature of its operations or the nature or location of its assets requires such qualification.

          (c) Garden State has full power and authority to execute and deliver this Agreement and all documents and instruments to be executed and delivered by Garden State pursuant to this Agreement (collectively, Garden State's Ancillary Documents), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

          (d) All acts required to be taken by Garden State or Johnstown to authorize the execution and delivery of this Agreement and each of Garden State's Ancillary Documents, the performance of each of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the approval of such corporations' stockholders and boards of directors, have been duly and properly taken, and no other proceedings on the part of Garden State or Johnstown are necessary to authorize such execution, delivery and performance.

          (e) This Agreement and Garden State's Ancillary Documents will be duly executed and delivered by duly authorized officers of Garden State. Assuming due authorization, execution and delivery by American Publishing and the American Publishing Sellers, each of this Agreement and Garden State's Ancillary Documents that is a contract at Closing will constitute, a legal, valid and binding obligation of Garden State and at Closing will be, enforceable against Garden State in accordance with its terms. Complete and correct copies of the Certificate of Incorporation and Bylaws of Johnstown, together with all amendments thereto, have been delivered to American Publishing.


     5.2. No Conflict.

          (a) Other than as set forth in Section 5.2(a) of the Garden State Disclosure Schedule and except as required under the HSR Act and the Exon-Florio Act, no consent, authorization, order or approval of, or filing or registration with, or permit or license from any foreign or domestic governmental or regulatory authority or other person is required for the execution and delivery of this Agreement and Garden State's Ancillary Documents and the consummation by Garden State of the transactions contemplated by this Agreement and Garden State's Ancillary Documents.

          (b) Other than as set forth in Section 5.2(b) of the Garden State Disclosure Schedule, the execution and delivery of this Agreement and of Garden State's Ancillary Documents by Garden State, the performance of the obligations of Garden State hereunder and under Garden State's Ancillary Documents by Garden State, and the consummation by Garden State of the transactions contemplated hereby and thereby, will not as of the Closing (i) conflict with or result in a breach of any of the terms, conditions or provisions of (x) any charter documents or by-laws of Garden State or Johnstown, or (y) any law, rule, regulation, order, writ, injunction, judgment, decree, determination or award of any court, governmental body or agency applicable to Garden State, Johnstown, The Tribune-Democrat or any of their assets or (ii) result in any breach of or constitute a default (or event which with the giving of Notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation under any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, agreement, commitment, lease, printing contract or other instrument or obligation to which any of Garden State, Johnstown, or The Tribune-Democrat is a party or by which any of Garden State, Johnstown, The Tribune-Democrat or any of the assets of Johnstown may be bound, except for such defaults or rights of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained or will be obtained on or prior to the Closing Date and of which copies thereof have been or will be delivered to American Publishing; or
(iii) result in the creation or imposition of any Encumbrance upon the Johnstown Real Property or any of the assets of Johnstown.

     5.3. Financial.

          (a) Other than as set forth in Section 5.3(a) of the Garden State Disclosure Schedule, the Johnstown Financial Statements have been prepared based upon the books and records of Johnstown and in accordance with GAAP consistently applied.

          (b) The unaudited balance sheets of Johnstown as of December 31, 1995 and June 30, 1995 which are set forth in Section 5.3(a) of the Garden State Disclosure Schedule fairly present the financial position of Johnstown of the dates of such balance sheets. The statements of income for Johnstown for the six months ended December 31, 1995 and for the years ending June 30, 1995 and June 30, 1994 which are set forth in Section 5.3(a) of the Garden State Disclosure Schedule fairly present the results of operations of Johnstown for such periods. Complete and accurate copies of each of the above described financial statements are contained in Section 5.3(a) of the Garden State Disclosure Schedule (all of the foregoing financial statements described above are hereinafter referred to as the "Johnstown Financial Statements"). The Johnstown Financial Statements are true and correct and include all adjustments and accruals necessary to present fairly the respective financial positions and results of operations as at the dates and for the periods indicated. Other than as set forth in Section 5.3(a) of the Garden State Disclosure Schedule, there were no material debts, liabilities or other obligations of Johnstown or The Tribune-Democrat of any nature whatsoever, whether accrued, contingent, absolute or otherwise, not adequately reflected in such financial statements which are required under GAAP to be reflected in such financial statements except as and to the extent described in Section 5.3(a) of the Garden State Disclosure Schedule.

     5.4. Capital Stock.

          The authorized capital stock of Johnstown consists solely of 1,000 shares of Common Stock, par value $1.00 per share. Of these shares, 10 shares are issued and outstanding and are owned of record and beneficially solely by Garden State. The Capital Stock constitutes all of the issued and outstanding capital stock of Johnstown. Each of the shares of Capital Stock is validly issued, fully paid and non-assessable. There are no outstanding or authorized subscriptions, agreements, options, warrants, calls or other commitments, rights (including conversion rights) or privileges (whether preemptive or contractual) pursuant to which Johnstown is or may become obligated to issue, sell or transfer any shares of its capital stock or any debt security of Johnstown or any other security convertible into or evidencing the right to subscribe for any shares of Johnstown's capital stock or any debt security of Johnstown. There are no shareholder or voting trust agreements, rights of first refusal, options to purchase or restrictions upon transfer or alienability of or with respect to the capital stock of Johnstown or any other similar agreement or understanding otherwise affecting the Capital Stock.

     5.5. Title to the Capital Stock.

     Garden State has good, marketable and unencumbered title to the Capital Stock, (other than as may be encumbered by this Agreement), rights of first refusal and options of any kind or nature whatsoever, and has full right and authority to transfer and deliver the Capital Stock to Buyer as contemplated hereby. Upon consummation of the transactions contemplated hereby, Garden State will have transferred to American Publishing good, marketable and unencumbered title to the Capital Stock, free and clear of all Liens, agreements, rights of first refusal and options of any kind or nature whatsoever.

     5.6. Subsidiaries.

     Johnstown does not own securities representing or convertible into more than 5% of the outstanding capital stock of any corporation or more than 5% of the capital interest in any partnership or other entity.

     5.7. Taxes.

          (a) The amounts provided for all Taxes as reflected in the Johnstown Financial Statements, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Johnstown and Garden State in filing Tax Returns, are sufficient to cover all unpaid Tax liabilities, direct or indirect, that Johnstown may have, or that any taxing authorities may assert that Johnstown has, for Taxes (without regard to whether such liabilities are disputed) accrued or applicable for all periods up to and including the Closing Date.

          (b) Johnstown has timely and duly paid all Taxes that have become due and payable (or claimed to be due and payable by any taxing authority) other than (i) Taxes that are not yet due and payable and are reflected as liabilities in the Johnstown Financial Statements; and (ii) Taxes that have accrued in the ordinary course of business since June 30, 1995 and that are not yet due and payable. Johnstown has timely and duly prepared and filed or caused to be prepared and filed all Tax Returns that Johnstown is required by law to file and Johnstown will timely and duly prepare and file or cause to be prepared and filed all Tax Returns that are required by law to be filed by it on or prior to the Closing Date. No claim has been made by any taxing authority of a jurisdiction where Johnstown does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

          (c) Except as provided in Section 5.19(a) of the Garden State Disclosure Schedule, Johnstown has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (d) Johnstown has no obligation to make any payment the deductibility of which would be barred under Code Section 280G.

          (e) No Tax Return filed by Johnstown contains any material misstatement or omits any material information that should have been included therein.

          (f) Johnstown has maintained all Tax records as required by law. Complete copies of all Tax Returns filed by Johnstown since Johnstown's 1991 tax year and all material written communications with taxing authorities relating thereto have been provided to American Publishing.

          (g) For all taxable periods of Johnstown ending on or before the Closing Date, no examination of any Tax Return of Johnstown is in progress or pending or, to Garden State's knowledge, threatened, and all periods for which any taxing authority has examined the Tax Returns relating to Johnstown have been closed. No member of the affiliated group of corporations that currently includes Garden State and Johnstown that file consolidated federal income Tax Returns or combined or unitary state income or franchise Tax Returns (the "Garden State Affiliated Group") has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which Johnstown was a member of the Garden State Affiliated Group in the case of any combined or unitary state income or franchise Tax Return, with respect to Johnstown. To the knowledge of Garden State, there are no audits, examinations, assessments, actions, suits, proceedings, investigations or claims now proposed, threatened or pending against Johnstown in respect of Taxes, governmental charges or assessments asserted by any taxing authority.

          (h) As of the Closing Date and effective as of that time, Johnstown will be removed as a party to any Tax allocation or sharing agreement and shall not have any further obligation to contribute or make further payments thereunder, and shall not have any further rights to any credits, receipts or other payments thereunder. Johnstown has not been (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group of corporations (other than the Garden State Affiliated Group) during any part of any consolidated return year.

          (i) As of June 30, 1995, Johnstown had a federal net operating loss carryover of approximately $7,300,000. Prior to the Closing Date, Johnstown will not be restricted in its ability to utilize this amount under Code section
382. As of May 1, 1996, Johnstown's adjusted basis in its depreciable assets for federal income tax purposes will be not less than $440,000.

     5.8. Title to and Condition of Assets; Leases.

          (a) Except as set forth in Sections 5.8(b), 5.8(c) and 5.21(a) of the Garden State Disclosure Schedule, Johnstown owns good, marketable and unencumbered title, free and clear of any Liens, other than Permitted Liens to all of the tangible and intangible assets used in, held for use in or necessary to conduct the business and operations of The Tribune-Democrat as now being conducted.

          (b) The Johnstown Real Estate is listed and described in Section 5.8(b) of the Garden State Disclosure Schedule. Johnstown owns good and marketable fee simple title to all Johnstown Real Estate listed in Section 5.8(b) of the Garden State Disclosure Schedule as owned by it, free and clear of all Liens subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easement of record, all of which are described in
Section 5.8(b) of the Garden State Disclosure Schedule, none of which makes title to the Johnstown Real Estate unmarketable and none of which are violated by Johnstown or will interfere with Johnstown's use thereof subsequent to the Closing Date for the same purposes for which the Johnstown Real Estate is currently used except as described in Section 5.8(b) of the Garden State Disclosure Schedule there are no leases, subleases, tenancies or other rights of occupancy affecting all or any part of the Johnstown Real Estate owned by Johnstown. All buildings and improvements on the Johnstown Real Estate comply with all applicable ordinances, regulations and zoning or other laws and do not encroach upon or over any other parcel of real estate or any easement or right of way or building line, and there are no restrictive covenants, ordinances, regulations or zoning or other laws which in any material way restrict or prohibit the use of the lands, buildings or improvements included with the Johnstown Real Estate, other than violations and restrictive covenants, etc., which would not individually or in the aggregate have a material adverse effect on the assets, liabilities, businesses, conditions (financial or otherwise), results of operations or prospects of Johnstown or the use or value of the Johnstown Real Estate. Except as described in Section 5.8(b) of the Garden State Disclosure Schedule, there is no pending or, to the knowledge of Garden State and Johnstown, threatened change of any Johnstown Real Estate, and there is no pending or, to the knowledge of Garden State and Johnstown, threatened condemnation of any of the Johnstown Real Estate. All improvements, structures, and fixtures on the Johnstown Real Estate are, taking due account of their age, in a condition and state of repair appropriate for their current use, subject only to normal wear and tear, and are adequate to conduct the business and operations of The Tribune-Democrat as they are now being conducted or as contemplated.

          (c) Section 5.8(c) of the Garden State Disclosure Schedule describes
(i) all material items of tangible personal property and assets owned by Johnstown and relating to The Tribune-Democrat and (ii) all leases of personal property of Johnstown. All machinery and equipment owned or leased by Johnstown and used in the operations of The Tribune-Democrat conform to all applicable ordinances, regulations and zoning or other laws other than violations which would not individually or in the aggregate have a material adverse effect on the assets, liabilities, businesses, condition (financial or otherwise), results of operations or prospects of Johnstown or the use or value of such machinery or equipment. Except as described in Section 5.8(c) of the Garden State Disclosure Schedule, all material items of tangible personal property that are used in The Tribune-Democrat are, taking due account of their age, in an operating condition and state of repair appropriate to their current use, subject only to normal wear and tear, and are adequate to conduct the business and operations of The Tribune-Democrat as they are now being conducted.

          (d) All real property leased by Johnstown is listed and described in
Section 5.8(b) of the Garden State Disclosure Schedule. Garden State has delivered to American Publishing complete and correct copies of all written leases relating to real or personal property listed in Section 5.8(b) and 5.8(c) of the Garden State Disclosure Schedule hereof and, except as described in Sections 5.8(b) or (c) of the Garden State Disclosure Schedule, all such leases are in full force and effect, no event of default has been declared thereunder and, to the knowledge of Garden State and Johnstown, no basis for any default exists. Except as otherwise disclosed in Sections 5.8(b) or (c) of the Garden State Disclosure

Schedule, no such lease of real or personal property is subject to termination or modification as a result of the transactions contemplated hereby.

     5.9. Inventory.

     All inventory, including, without limitation, newsprint, ink, raw materials, work in process, finished goods, service parts and spare parts and circulation, production, maintenance and office supplies of Johnstown (collectively, the "Johnstown Inventory") is in the physical possession and control of Johnstown at its facility or in transit from suppliers. All of the Johnstown Inventory is in usable and/or saleable condition, of a quality and quantity historically usable and/or saleable in the normal course of business and consistent with past practice, and contains no obsolete, damaged or below standard quality time.

     5.10. Insurance.

     Section 5.10 of the Garden State Disclosure Schedule contains a true and correct list and description of all insurance policies (showing as to each policy the carrier, policy number and general currently in effect description of the types and coverage limits provided) which are owned by Johnstown or which name Johnstown as insured or which pertain to Johnstown, The Tribune-Democrat, or the employees of Johnstown. Each of Johnstown or Garden State with respect to Johnstown, the assets of Johnstown, the employees of Johnstown, or The Tribune-Democrat carries and until the Closing Date will carry libel, property damage, workers' compensation, automobile, and general liability insurance in such amounts as are adequate and reasonable and against such risks as are customary in relation to the character and location of such properties and the nature of The Tribune-Democrat. All such insurance policies are and as of the Closing Date will be in full force and effect. All such policies are occurrence based policies Johnstown is not and shall not be as of the Closing Date in default under any such policy of insurance. Neither Johnstown nor Garden State, with respect to Johnstown or The Tribune-Democrat has been denied any application for insurance within the past five (5) years. Neither Johnstown nor Garden State has received notice of termination or non-renewal of any such insurance policies.

     5.11. Insiders.

     Section 5.11 of the Garden State Disclosure Schedule sets forth every business relationship (other than normal employment relationships) between Johnstown, on the one hand, and any of Johnstown's or any of





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
Johnstown's Affiliates, officers, directors, employees or stockholders or members of their families (or any entity in which any of them has a financial interest, directly or indirectly), on the other hand, which is related to Johnstown or The Tribune-Democrat. None of said parties (other than Johnstown) owns any assets which are used relative to Johnstown or The Tribune-Democrat, except as reflected in Section 5.11 of the Garden State Disclosure Schedule or is engaged in any business which competes with The Tribune-Democrat or Johnstown.


     5.12. Advertising and Commercial Printing.

          (a) Section 5.12(a) of the Garden State Disclosure Schedule sets forth a complete and correct list of the published rates for advertising lineage for The Tribune-Democrat and a complete and correct list of and the amount of revenues generated by The Tribune-Democrat largest (by dollar amount)
(i) 10 retail advertisers, (ii) 10 preprint advertisers, and (iii) 10 classified advertisers, in each case, for the twelve months ending December, 31, 1995.

          (b) To the knowledge of Garden State, except as set forth in Section 5.12(b) of the Garden State Disclosure Schedule, since January 1, 1996, there has not been any actual or threatened cancellation, non-renewal or material modification of any agreements or relationships with advertisers listed in
Section 5.12(a) of the Garden State Disclosure Schedule, nor has Johnstown made any changes in the pricing offered generally to customers of The Tribune-Democrat for advertising and, no advertisers listed in Section 5.12(a) of the Garden State Disclosure Schedule have threatened in writing to Johnstown or otherwise manifested to Johnstown a firm and present intention to cancel previously scheduled or contracted for advertising in The Tribune-Democrat for the period following the Closing, or to terminate or modify significantly their relationship with Garden State.

          (c) Section 5.12(c) of the Garden State Disclosure Schedule sets forth the current rates for each of the commercial printing activities included within the operation of Johnstown. This section of the Garden State Disclosure Schedule sets forth a complete and current list of and the amount of revenues generated by each of the 10 largest (by dollar value) commercial printing customers of each of the commercial printing activities included within the operation of Johnstown for the twelve months ended December 31, 1995. Except as set forth in this section of the Garden State Disclosure Schedule, since January 1, 1996, there has not been any actual or threatened cancellations, non-renewal or material modification of any agreement or relationship with any of the commercial printing customers listed in such section, nor has

Johnstown made any changes in the pricing offered generally to its customers for commercial printing services, nor, to the knowledge of Garden State, has any commercial printing customer listed in such section threatened Johnstown in writing, or otherwise manifested to Johnstown an intention, to cancel previously scheduled or contracted for commercial printing work for the period following the Closing, or to terminate or modify significantly their business relationship with Johnstown.

     5.13. Circulation Matters.

          (a) Section 5.13 of the Garden State Disclosure Schedule sets forth the average daily and weekly paid circulation of The Tribune-Democrat as of December 31, 1995 and for the three months then ended, calculated in the manner required by ABC. There has been no material decline in the daily or weekly circulation or distribution of The Tribune-Democrat since December 31, 1995.

          (b) Johnstown has filed all the Annual Reports with the U.S. Postal Service with respect to The Tribune- Democrat. All such Annual Reports, when filed, were true and complete in all material respects. Johnstown has delivered to American Publishing true and complete copies of all Annual Reports relating to The Tribune-Democrat, along with copies of all circulation or distribution audits by ABC or similar organizations relating to The Tribune-Democrat for the past three (3) years.

          (c) Since January 1, 1996, Johnstown has not made any change in its policies for the pricing of circulation for The Tribune-Democrat, except such changes as are set forth in Section 5.13(c) of the Garden State Disclosure Schedule.

          (d) Johnstown has not, during the twelve months ended December 31, 1995, circulated The Tribune-Democrat at discounts more than the discounts reported to the ABC.

     5.14. Conduct of Business.

          (a) Since January 1, 1996, Johnstown has conducted its business and operations only in the ordinary course of business in substantially the same manner as heretofore conducted and has used all reasonable efforts to preserve and promote such business and to avoid any act that might have a material adverse effect upon the business, The Tribune-Democrat or the assets of Johnstown.

          (b) Except as set forth in Section 5.14(b) of the Garden State Disclosure Schedule, since January 1, 1996, Johnstown has not:

               i) sold or in any way transferred or otherwise disposed of any of its assets or property, except for (A) use of the Johnstown Inventory in the usual and ordinary course of Johnstown's business and (B) cash applied in payment of Johnstown's liabilities in the usual and ordinary course of business;

               ii) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance);

               iii) waived any right or canceled or compromised any debt or claim, other than in the ordinary course of business and not in excess of $10,000 for any item or $50,000 in the aggregate;

               iv) made any material increase in the rate or terms of compensation payable or to become payable to employees of Johnstown, except increases occurring in accordance with customary practices or in accordance with existing collective bargaining or employment agreements, or any material modification in employee benefits, or any borrowing of money from Johnstown by any employee of Johnstown (other than routine travel and similar advances);

               v) entered into, modified, amended, renewed, extended or terminated any contract or commitment involving total payments or expenditures to any single person or entity of more than $10,000 on any single contract or commitment, or $50,000 in the aggregate, or that is to be performed beyond April 30, 1997;

               vi) violated, or failed to comply with respect to, any law, regulation, ordinance, rule, order, judgment, injunction or decree applicable to Johnstown, The Tribune-Democrat, or Garden State with respect to Johnstown or The Tribune-Democrat, the effect of which (singly or in the aggregate) could be a material adverse effect upon Johnstown or upon The Tribune-Democrat, or upon the business, operations, financial condition or prospects of Johnstown;

               vii) failed to collect the accounts receivable or to pay the accounts payable and other current liabilities of Johnstown in any manner other than consistent with past practice;

               viii) made any change in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

               ix) made any borrowing of money, including any increase or extension of purchase money credit or any increase in the liabilities of Johnstown from those reflected in the Johnstown Financial Statements, other than current liabilities incurred in the ordinary course of business and consistent with past practice;

               x) entered into any transaction relating to Johnstown, The Tribune-Democrat or the assets of Johnstown other than in the ordinary course of business and consistent with past practice;

               xi) entered into any intercompany transaction with Garden State or with any officer or director or with any other subsidiary or operating unit or Affiliate of Garden State or Johnstown, other than in the ordinary course of business and consistent with past practice;

               xii) made any settlement of any Tax claim against Johnstown or any litigation (net of applicable insurance proceeds) in excess of $10,000 individually or $50,000 in the aggregate, except with the prior written consent of American Publishing, which consent shall not be unreasonably withheld;

               xiii) made any gift or charitable donation in excess of $2,000 individually or $10,000 in the aggregate; or

               xiv) entered into any agreement, arrangement or understanding, whether oral or written, to do any of the foregoing matters listed in clauses
(i) through (xiii) inclusive.

          (c) Since January 1, 1996, Johnstown has not suffered or been threatened, to the knowledge of Garden State and Johnstown, with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of The Tribune-Democrat, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between Johnstown and any of its material customers (including, without limitation, advertisers, subscribers and dealers), material suppliers or key employees, material to Johnstown, and to the knowledge of Garden State, no paid circulation newspaper which does not currently compete with Johnstown with respect to the sale of print advertising has any present or future plans to compete with Johnstown subsequent to the Closing Date with respect to the sale of print advertising during the twelve month period following the Closing Date.

     5.15. Contracts.

     All Contracts that are material to Johnstown or The Tribune-Democrat are listed in Section 5.15 of the Garden State Disclosure Schedule. For purposes of this Section 5.15 "Contract" means any unexpired agreement, license, lease, permit, arrangement, commitment, instrument, understanding or contract, whether written or oral, to which any of or either of The Tribune-Democrat or Garden





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
State with respect to Johnstown or The Tribune-Democrat is a party or is bound and is material to Johnstown, The Tribune-Democrat, or the assets of Johnstown. True and complete copies of all written Contracts, instruments and other documents listed in Section 5.15 of the Garden State Disclosure Schedule have been delivered to American Publishing. Except as set forth in Section 5.15 of the Garden State Disclosure Schedule, all such Contracts are in full force and effect and are legally binding and enforceable by and against the parties thereto, and neither Garden State, Johnstown nor, to the knowledge of Garden State and Johnstown, any other party to any of such Contracts is (with or without the lapse of time or the giving of notice, or both) in violation thereof or in default thereunder. Except as set forth in Section 5.15 of the Garden State Disclosure Schedule, none of Johnstown, The Tribune-Democrat or Garden State with respect to Johnstown or The Tribune-Democrat, nor any of the assets of Johnstown will as of the Closing be bound by or subject to any Contract that falls within any of the following categories:

          i) Contracts arising outside of the ordinary course of business;

          ii) collective bargaining agreements, employment agreements, management agreements or other Contracts with employees, agents, distributors, representatives or consultants, other than the collective bargaining agreements and the Benefit Plans described in
          Section 5.17 hereof;

          iii) continuing Contracts for purchase of any materials, supplies, equipment or services in excess of $5,000 per year;

          iv) continuing Contracts for the sale of any printing, advertising, publication or any other service in excess of $10,000;

          v) Contracts for the purchase of any fixed or capital assets, other than Contracts involving an aggregate expenditure of not more than $10,000;

          vi) Contracts for the sale of any fixed or capital assets having a value in excess of $10,000 individually or $25,000 in the aggregate;

          vii) Contracts for trade, barter and similar arrangements for the sale of printing, advertising, publication or any other service in exchange for consideration other than cash;

          viii) Contracts with any other person to sell any capital stock, or all or any of the assets, of Johnstown or to effect any merger, consolidation or other reorganization of Johnstown, or to enter into any agreement with respect thereto;

          ix) Contracts relating to any borrowing of money by Johnstown or mortgaging, pledging or otherwise placing a lien on any of the Assets; or

          x) any license or royalty agreement.


     5.16. Permits and Licenses. Except for the Johnstown Environmental Permits, Section 5.16 of the Garden State Disclosure Schedule lists all material licenses, permits and authorizations as are currently held by Johnstown or The Tribune-Democrat. Johnstown has all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all Federal, state, local and foreign laws, authorities and agencies, including non-governmental self-regulatory organizations, that are required for Johnstown to operate The Tribune-Democrat in the manner in which it is currently being operated (collectively, the "Johnstown Required Permits") and all such Johnstown Required Permits are in full force and effect and no suspension of the Johnstown Required Permits is, to the knowledge of Garden State and Johnstown, threatened. Except as set forth in Section 5.16 of the Garden State Disclosure Schedule, (i) such licenses, permits and authorizations are transferable and not subject to any restrictions or conditions that would limit the business or operations of Johnstown as presently conducted; and (ii) there are no applications by Johnstown or Garden State with respect to Johnstown or The Tribune-Democrat, or complaints by other persons pending or, to the knowledge of Garden State and of Johnstown, threatened as of the date hereof before any domestic or foreign governmental agency relating to any licenses, permits or authorizations applicable to Johnstown, The Tribune-Democrat or Garden State with respect to Johnstown or The Tribune-Democrat. Except as set forth in Section 5.16 of the Garden State Disclosure Schedule, no foreign or domestic governmental or regulatory consents or approvals are necessary for such licenses, permits and authorizations to continue in full force and effect on behalf of Johnstown or American Publishing following consummation of the transactions contemplated hereby.

     5.17. Employee Benefit Plans; ERISA.

          (a) Section 5.17(a) of the Garden State Disclosure Schedule contains a true and complete list of all Benefit Plans (as hereinafter defined) maintained or sponsored by Johnstown or any ERISA Affiliate (as hereinafter defined), or with respect to which Johnstown or any ERISA Affiliate has or may have any liability, directly or indirectly or any obligation to contribute, or which otherwise covers any of the current or former employees of Johnstown or any ERISA Affiliate or their beneficiaries, whether or not funded and whether or not terminated (hereinafter individually referred to as a "Johnstown Plan" and collectively referred to as the "Johnstown Plans"). As used in this Agreement, the term "Benefit Plans" shall mean all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of the ERISA, and any profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock contribution, stock purchase, sick pay, vacation, employment, severance, termination or other compensation plan, agreement, contract, policy, trust fund or arrangement. The term "ERISA Affiliate" shall mean any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code which includes Johnstown, any trade or business (whether or not incorporated) which is under common control (within the meaning of Code Section 414(c)) with Johnstown, any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes Johnstown and any other entity (whether or not incorporated) required to be aggregated with Johnstown pursuant to Code Section 414(o). Each Johnstown Plan which, as of the date hereof, is a Defined Benefit Plan and is identified on Section 5.17(a) of the Garden State Disclosure Schedule. Each Johnstown Plan which is intended to be a Qualified Plan is identified on
Section 5.17(a) of the Garden State Disclosure Schedule.

          (b) All Johnstown Plans comply in all material respects with and are and have been operated in substantial accordance with each applicable provision of ERISA, the Code, other Federal statutes, state law, the regulations and rules promulgated pursuant thereto or in connection therewith and all collective bargaining agreements applicable thereto. Each Qualified Plan is qualified under Section 401(a) of the Code and any trust under such Qualified Plan is exempt from income tax under Section 501(a) of the Code. The retroactive cure period with respect to any plan amendments or plans not yet adopted and/or submitted to the IRS has not expired. Other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or, to the knowledge of Garden State and Johnstown, threatened against or with respect to any Johnstown

Plan or against or affecting any fiduciary thereof or the assets of any trust or insurance contract thereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Johnstown Plans, any fiduciaries thereof or the assets of any trust or insurance contract thereunder. Neither Garden State nor Johnstown has knowledge of and has not received any written notice that any Johnstown Plan is under audit or investigation by any governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, fine or penalty.

          (c) Johnstown and each ERISA Affiliate have made full and timely payment of all amounts which are required under the terms of each Johnstown Plan and any related trust or collective bargaining agreement or which are otherwise required by applicable law to be paid as a contribution to each such plan with respect to all periods through the Closing Date. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Johnstown Plan and no excise tax or other taxes are due or owing because of any failure to comply with the minimum funding standards of the Code and ERISA with respect to any of such plans.

          (d) With respect to the Johnstown Plans, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) exists which, directly or indirectly, could subject Johnstown or any ERISA Affiliate to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. Neither Johnstown nor any ERISA Affiliate, nor any administrator or fiduciary of any Johnstown Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner which is likely to subject Johnstown or any ERISA Affiliate, directly or indirectly, to any material liability for a breach of fiduciary or other duty under ERISA or any other law.

          (e) Each Johnstown Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) and which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been and operated in accordance with each of the requirements of Section 162(i) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988, and COBRA. There are no pending or, to the knowledge of Garden State and Johnstown, threatened claims, suits or other proceedings by any employee or former employee of Johnstown or by the beneficiary, dependent or representative of any such person, involving the failure of any group health plan ever maintained by Johnstown to comply with the health care continuation requirements of COBRA. Except as set forth on
Schedule 5.17(a) of the Garden State Disclosure Schedules, all Johnstown Plans providing medical, disability, life or other welfare benefits to retired former employee can be terminated at any time without material liability in the aggregate to Johnstown and the ERISA Affiliates, considered as a single enterprise.

          (f) Neither Johnstown nor any ERISA Affiliate has incurred any liability to the PBGC as a result of the voluntary or involuntary termination of an employee pension benefit plan which is subject to Title IV of ERISA. There is currently no active filing by the Johnstown or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Johnstown Plan. The PBGC has not instituted any proceedings to terminate any Johnstown Plan.

          (g) Neither Johnstown nor any ERISA Affiliate currently maintains or is obligated to contribute to, nor has in the past maintained or contributed to, nor has any liability, contingent or otherwise, to or arising out of any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Johnstown nor any ERISA Affiliate has suffered a complete withdrawal or partial withdrawal as such terms are defined in Sections 4203 and 4205, respectively, of ERISA for which it reasonably expects to incur any withdrawal liability.

          (h) The consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any Johnstown Plan because of the creation, acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder, including any obligation to make any payment upon a "change in ownership or control" as such term is defined for purposes of Section 280G of the Code.

          (i) For each Johnstown Plan, to the extent applicable to each such Johnstown Plan, true and complete copies of the following have been delivered to American Publishing or will be delivered as soon as practicable to American Publishing (but in any event, no later than ten (10) days prior to the Closing
Date): i) the documents embodying the Johnstown Plans, including the plan documents, all amendments thereto, the related trust or funding agreements, insurance contracts, union or trade agreements and, in the case of any unwritten Johnstown Plans, written descriptions thereof; ii) the most recent annual reports including without limitation Forms 5500 and all schedules thereto; iii) the most recent financial statements; iv) the most recent actuarial reports; v) each current summary plan description and each summary of material modification prepared in the last three years for each

Johnstown Plan; and (vi) all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Johnstown Plans.

          (j) Section 5.17(j) of the Garden State Disclosure Schedule sets forth a list of all former employees of Johnstown and their dependents receiving medical benefits pursuant to the provisions of Section 4980B of the Code.

          (k) Johnstown shall, in accordance with past practice, make all payments required under the Employee Benefit Plans and payment of accrued salaries or wages and vacation pay with respect to employment of any persons by Johnstown until the close of business on the Closing Date. Except as required by Section 4980B of the Code, Johnstown has no liability to provide medical benefits to former employees of Johnstown or their spouses or dependents.


     5.18. Corporate and Personnel Data; Independent Contractors; Labor
Relations.

          (a) Section 5.18(a) of the Garden State Disclosure Schedule contains a true and complete list of all Johnstown's employees as of December 31, 1995 or such later date as is specified therein, and such list correctly reflects their salaries, hours, wages, other compensation (other than benefits under the Employee Benefit Plans) including all bonuses paid or accrued as of such date, their dates of employment, union affiliations and positions.

          (b) Section 5.18(b) of the Garden State Disclosure Schedule sets forth a list of all oral or written employment agreements, management agreements and consulting or similar agreements to which any of Johnstown, The Tribune-Democrat or Garden State with respect to Johnstown or The Tribune-Democrat is a party or is bound. True and correct copies of all such agreements as are in writing have been delivered to American Publishing.

          (c) Section 5.18(c) of the Garden State Disclosure Schedule sets forth all oral and written independent contractor agreements to which any of Johnstown, The Tribune-Democrat or Garden State with respect to Johnstown or The Tribune-Democrat is a party or is bound. True and correct copies of all such agreements as are in writing have been delivered to American Publishing.

          (d) Except as set forth in Section 5.18(d) of the Garden State Disclosure Schedule: (i) Johnstown is in compliance with all applicable laws and regulations relating to the employment of labor and employment practices, including those related to terms and conditions of employment, wages, hours, collective bargaining, discrimination, occupational safety and health, and the payment of Social Security or similar taxes; (ii) Johnstown is not engaged in any unfair labor practice; (iii) there are no unfair labor practice claims or charges pending involving or affecting Johnstown or The Tribune-Democrat; (iv) neither Johnstown nor Garden State with respect to Johnstown or The Tribune-Democrat is a party to any collective bargaining agreement or bound by any other agreement with a labor union; (v) there are no proceedings pending for certification or representation before the National Labor Relations Board with respect to the employees of Johnstown nor, to the knowledge of Garden State and Johnstown, has there been any attempt within the past five (5) years to organize any of the employees of Johnstown into a collective bargaining unit; (vi) there is no labor strike, dispute, slowdown or stoppage actually pending nor, to the knowledge of Garden State and Johnstown, threatened against or involving Johnstown; (vii) no discrimination charge of any kind with respect to the employees of Johnstown is pending and, to the knowledge of Garden State and Johnstown, no claim therefor exists;
(viii) no grievance with respect to any of the employees of Johnstown is pending and, to the knowledge of Garden State and Johnstown, neither Johnstown or The Tribune-Democrat has in the past five (5) years experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and
(ix) no act or omission of Johnstown or Garden State will result in the imposition upon American Publishing of any obligation or liability relating to any federal, state or local law, regulation or ordinance relating to plant closings, layoffs, sales or workforce reductions.

     5.19. Litigation and Claims.

          Other than as set forth in Section 5.19(a) of the Garden State Disclosure Schedule, there are no claims, actions, suits, investigations, litigation, arbitrations, or proceedings, in law or in equity, and there are no proceedings or governmental investigations before or by any court or foreign, Federal, state, local, or other governmental department, commission, board, agency, instrumentality or other administrative authority, pending or against or affecting Johnstown, or with respect to the assets of Johnstown or The Tribune-Democrat or with respect to the consummation of the transaction contemplated hereby, or the operations of The Tribune-Democrat (either after the Closing or prior thereto) and, to the knowledge of Garden State and Johnstown, no such matter is threatened.

     5.20. Compliance with Laws.

          (a) Other than as set forth in Section 5.20(a) of the Garden State Disclosure Schedule, neither Johnstown nor The Tribune-Democrat is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any domestic or foreign governmental authority) with respect to its properties, assets, personnel or business activities.

          (b) Other than as set forth in Section 5.20(b) of the Garden State Disclosure Schedule, neither Johnstown nor The Tribune-Democrat is in violation of, or delinquent with respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or the Johnstown Real Estate are subject or to which they, themselves, are subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes, other than violations or delinquencies which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of the Johnstown or The Tribune-Democrat and to the knowledge of Garden State and Johnstown, no such complaint or notice is threatened. Copies of all notices of violation of any of the foregoing which Johnstown has received within the past three years are attached to Section 5.20(b) of the Garden State Disclosure Schedule.

     5.21. Environmental Matters.

          (a) Except for environmental matters described in Section 5.21(a) of the Garden State Disclosure Schedule, Johnstown and The Tribune-Democrat are in material compliance with all Environmental Laws and Johnstown Environmental Permits. A copy of any notice, citation, inquiry or complaint which Johnstown or The Tribune-Democrat has received in the past five years of any alleged violation of or liability or potential liability under any Environmental Law or Johnstown Environmental Permit is contained in Section 5.21(a) of the Garden State Disclosure Schedule, and all violations alleged in said notices have been resolved. There have been no environmental investigations, studies, audits, tests, reviews or analyses relating to Johnstown and its assets and business, including The Tribune-Democrat and the Johnstown Real Estate conducted or authorized by Garden State, Johnstown, or any consultant engaged by Garden State or Johnstown, or to the best of





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
Garden State's or Johnstown's knowledge conducted by or for any other person, including, governmental authority except as described in Section 5.21(a) of the Garden State Disclosure Schedule. True and complete copies of all documents, results or reports issued in connection with such investigations, etc. listed in Section 5.21(a) of the Garden State Disclosure Schedule have previously been provided to American Publishing. Johnstown or The Tribune-Democrat possesses all Johnstown Environmental Permits which are required for the operation of Johnstown, including without limitation, The Tribune-Democrat, and is in material compliance with the provisions of all such Johnstown Environmental Permits. A list of all Johnstown Environmental Permits is contained in Section 5.20(a) of the Garden State Disclosure Schedule. Johnstown or The Tribune-Democrat has taken all appropriate measures to reapply for or renew such Johnstown Environmental Permits where such action is necessary to keep such Johnstown Environmental Permits in effect.

          (b) Except for environmental matters described in Section 5.21(b) of the Garden State Disclosure Schedule, there has been no handling, storage, treatment, generation, transportation or Release of any Hazardous Materials by Garden State, Johnstown, The Tribune-Democrat or by any other person or entity for which Johnstown or The Tribune-Democrat is or may be held responsible, or by any other person, at Garden State's or Johnstown's direction or authorization (hereinafter, collectively "Garden State or Garden State's Agents or Affiliates") on (i) the Johnstown Real Estate, (ii) other real property owned, leased or operated, managed or controlled by Johnstown, The Tribune-Democrat or Garden State with respect to Johnstown or The Tribune-Democrat ("Johnstown Other Real Property"), (iii) at any Johnstown Offsite Facility or
(iv) at other real property previously owned, leased, operated, managed or controlled by Johnstown, The Tribune-Democrat or Garden State with respect to Johnstown or The Tribune-Democrat ("Johnstown Prior Property"), which in any case is or was in violation of, or which could give rise to, any liability or obligation or the incurrence of any damages under, Environmental Laws which would individually or in the aggregate have a material adverse effect on Johnstown or The Tribune-Democrat.

          (c) Section 5.21(c) of the Garden State Disclosure Schedule sets forth a complete list of all (i) Storage Tanks that are now present at, or have heretofore been removed from, the Johnstown Real Estate or Johnstown Other Real Property and (ii) which were owned or operated at, or removed by Garden State or Johnstown from, any Johnstown Prior Property. All Storage Tanks which are present at the Johnstown Real Estate are in good condition, are not leaking and have not leaked. All Storage Tanks which have been heretofore removed from the Johnstown Real Estate and the Johnstown Other Real Property have been removed in accordance with all applicable Environmental Laws.





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
          (d) Without in any way limiting the generality of the foregoing, except as disclosed in Section 5.21(d) of the Garden State Disclosure Schedule:

               i) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased, managed or controlled by Johnstown or by Garden State with respect to Johnstown or The Tribune-Democrat or located on the Johnstown Real Estate or the Johnstown Other Property;

               ii) no polychlorinated biphenyls are now or have been used or stored by Garden State or Johnstown or The Tribune-Democrat on the Johnstown Real Estate or the Johnstown Other Property;

               iii) no Lien has been recorded under any Environmental Law with respect to the Johnstown Real Estate or the Johnstown Other Real Property.

          (e) None of the Johnstown Real Estate, Johnstown Other Real Property or Johnstown Prior Property is listed or proposed for listing on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System list, both promulgated under CERCLA, or on any published state or local list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law.


     5.22. Real Estate.

          (a) The real property owned by Johnstown and all appurtenances thereto and improvements thereon, together with all easements, rights of way, servitudes, options, mineral property, mineral deposits, risks of first refusal and all other real property rights related thereto is identified and legally described in Section 5.22(a) of the Garden State Disclosure Schedule collectively referred to as the "Johnstown Real Estate." Except as described in
Section 5.22(a) of the Garden State Disclosure Schedule, Johnstown holds, or will at the time of Closing hold, fee simple title to the Johnstown Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record, all of which are set forth or described in Section 5.22(a) of the Garden State Disclosure Schedule, none of which makes title to the Johnstown Real Estate unmarketable and none of which are violated by Johnstown or will interfere with American Publishing's use thereof. None of the improvements comprising the Johnstown Real Estate, nor the businesses conducted by Johnstown thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of





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
record or any zoning or building law, code or ordinance or public utility easement other than violations which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of Johnstown or The Tribune-Democrat or the use or value of the Johnstown Real Estate. Complete and correct copies of any title opinions, surveys and appraisals and any policies of title insurance currently in force and in possession of Garden State with respect to each parcel of the Johnstown Real Estate, and each leasehold interest in real property held by Johnstown, if any, will be delivered to American Publishing within a reasonable period of time prior to the Closing.

          (b) The Johnstown Real Estate currently is served by utilities adequate to operate such facility at its current rate of production, and none of the utility companies serving any such facility has threatened Johnstown with any reduction in service. All of said utilities are installed and operating and all installation and connection charges have been paid for in full.

          (c) The continued maintenance and operation of the Johnstown Real Estate as currently maintained and operated is not dependent on facilities owned or occupied by Johnstown located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the Johnstown Real Estate; to the knowledge of Garden State and Johnstown, no building or other improvement not part of the Johnstown Real Estate relies on the Johnstown Real Estate or any part thereof or any interest therein to fulfill any governmental requirement; and no building or other improvement on the Johnstown Real Estate relies on any property not included within the Johnstown Real Estate to fulfill any governmental requirement.

          (d) There are no challenges or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Johnstown Real Estate, and no special arrangements or agreements exist with any governmental authority with respect thereto.

          (e) There is no Tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to the knowledge of Garden State and Johnstown, threatened with respect to any portion of the Johnstown Real Estate.

          (f) There are no condemnation proceedings pending or, to the knowledge of Garden State and Johnstown, threatened with respect to any portion of the Johnstown Real Estate.


     5.23. Intellectual Property.





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
          (a) All of Johnstown's (i) trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Johnstown Trademarks"); (ii) proprietary formulations, manufacturing methods, know-how and trade secrets; (iii) patents on and pending applications to patent any technology or design; (iv) registrations of and applications to register copyrights; and (v) licenses of rights in computer software, Johnstown Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by Johnstown, in each event with respect to The Tribune-Democrat, are identified in Section 5.23(a) of the Garden State Disclosure Schedule and are referred to herein collectively as the "Johnstown Intellectual Property".

          (b) (i) Johnstown is the owner of each Johnstown Trademark and its associated goodwill; (ii) Johnstown has not received any notice or claim from any other firm, corporation, association or person indicating that any such firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Johnstown Trademarks;
(iii) neither Garden State nor Johnstown has knowledge of any claim with respect to, and have no reason to believe that any third party asserts ownership rights in, any of the Johnstown Intellectual Property; (iv) neither Garden State nor Johnstown has no any knowledge of any claim and has any reason to believe that Johnstown's use of any Johnstown Intellectual Property infringes any right of any third party; (v) neither Garden State nor Johnstown has any knowledge or any reason to believe that any third party is infringing any of Johnstown's rights in any of the Johnstown Intellectual Property; (vi) Johnstown is under no obligation to pay any royalties or similar payments in connection with any license of Johnstown Intellectual Property; (vii) the consummation of the transaction contemplated by this Agreement will not result in the impairment of Johnstown's right to use any of the Johnstown Intellectual Property nor infringe upon the rights of any third party; and (viii) Johnstown is the owner of all Johnstown Intellectual Property necessary for or useful in the conduct of The Tribune-Democrat and the operation thereof as now conducted and operated.


     5.24. Guarantees. Except as set forth in Section 5.24 of the Garden State Disclosure Schedule, neither Johnstown nor any of the assets of Johnstown is or at the Closing will be, directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated by discount or repurchase agreement or in any other way to provide funds with respect to, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any person, corporation, association, partnership





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
or other entity including, without limitation, Garden State or any parent, subsidiary or other Affiliate of Johnstown, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

     5.25. Bank Accounts. Section 5.25 of the Garden State Disclosure Schedule contains a complete and correct description of all banking, safe deposit box and lockbox arrangements currently maintained by Johnstown and/or The Tribune-Democrat, all powers of attorney in connection with such arrangements, and the names of all persons authorized to draw thereon or to have access thereto.

     5.26. WARN Matters. Except as set forth in Section 5.26 of the Garden State Disclosure Schedule, neither Johnstown nor The Tribune-Democrat has taken any action within the ninety (90) day period prior to the date hereof which resulted or will result in an "employment loss" as such term is defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 (the "WARN Act"), with respect to any employee of Johnstown.

     5.27. Second Class Mail. All reports filed with the United States Postal Service in connection with, and second class mail postal permits applicable to, The Tribune-Democrat were true and correct in all material respects at the time of their filing.

     5.28. Deposits/Bonds. Section 5.28 of the Garden State Disclosure Schedule is a true and correct schedule of all security deposits, surety deposits and bonds presently maintained in whole or in part on behalf of Johnstown.

     5.29. Certain Assets Not Owned by Johnstown. Section 5.29 of the Garden State Disclosure Schedule describes each item of tangible personal property which is located upon any of the Johnstown Real Estate or any premises leased by Johnstown pursuant to any lease described in Section 5.8(b) of the Garden State Disclosure Schedule (hereinafter, collectively, the "Johnstown Premises"), and which is not either owned by Johnstown or leased by Johnstown pursuant to a lease identified and described in Section 5.8(b) of the Garden State Disclosure Schedule (hereinafter, a "Schedule 5.29 Asset"). No Schedule
5.29 Assets will remain upon the Johnstown Premises as of the Closing, unless American Publishing shall have confirmed in writing its consent thereto.





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
     5.30. General.

          (a) Accuracy. The representations and warranties of Garden State contained in this Agreement do not and will not contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated herein or therein in order to make such representations and warranties not misleading.

          (b) Certain Fees. Neither Garden State, Johnstown nor any of their Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.



                                  ARTICLE VI.
                          Conduct Prior to the Closing

     6.1. General. American Publishing and Garden State shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article VI.

     6.2. American Publishing's Obligations. The following are American Publishing's obligations as they relate to the American Publishing Newspapers and the transactions described herein:

          (a) American Publishing shall give to Garden State's officers, employees, attorneys, consultants and accountants reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of American Publishing and the American Publishing Sellers relating to the American Publishing Newspapers located at American Publishing corporate offices (but not any of the American Publishing Newspapers) and shall furnish to Garden State such information relating thereto as Garden State may at any time and from time to time reasonably request. Garden State shall not have access to any such information or personnel located at any of the American Publishing Newspapers without American Publishing's prior written consent;

          (b) American Publishing shall use commercially reasonable efforts (and Garden State shall cooperate with American Publishing) to obtain all required consents and/or approvals specified by Garden State or alternate arrangements satisfactory to





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
Garden State with respect to the transactions herein contemplated (the "American Publishing Consents");

          (c) Without the prior written consent of Garden State, and without limiting the generality of any other provision of this Agreement, American Publishing and the American Publishing Sellers shall not, without Garden State's prior written consent do any of the following:

               i) incur or commit to incur any capital expenditures in excess of $5,000 not disclosed in the American Publishing Disclosure Schedule;

               ii) directly or indirectly, enter into or assume any contract, agreement, obligation, lease, license or commitment pursuant to which the aggregate annual obligations or liabilities exceed $5,000 other than with respect to the purchase of newsprint or which are not cancelable without penalty upon 90 days notice or less;

               iii) incur any management or consulting fee which is not paid prior to the Closing;

               iv) sell, transfer or otherwise dispose of any material asset or property of the American Publishing Newspapers (other than Excluded American Publishing Newspapers Assets) except for use of the American Publishing Inventory in the usual and ordinary course of business;

               v) create any Lien on any asset or property or compromise or cancel any debts or claims relating thereto, other than for fair value and in the ordinary course of business;

               vi) amend, terminate or give notice of termination with respect to any existing agreement relating to any of the American Publishing Newspapers, or waive any material rights thereunder; or

               vii) fail to pay any accounts payable when due consistent with past practices.

          (d) American Publishing shall promptly disclose to Garden State any information contained in its representations and warranties or the American Publishing Disclosure Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of American Publishing or the American Publishing





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
Disclosure Schedule hereto for the purposes of Article IV hereof, unless Garden State shall have consented thereto in writing.

     6.3. Garden State's Obligations. The following are Garden State's obligations as they relate to Johnstown, The Tribune-Democrat and the transactions described herein:

          (a) Garden State shall give to American Publishing's officers, employees, attorneys, consultants and accountants reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Johnstown located at Garden State's corporate offices and shall furnish to American Publishing such information relating thereto as American Publishing may at any time and from time to time reasonably request. American Publishing will not have access to any such information or personnel located at Johnstown's corporate office or at The Tribune-Democrat without Garden State's prior written consent;

          (b) Garden State shall use commercially reasonable efforts (and American Publishing shall cooperate with Garden State) to obtain all required consents and/or approvals specified by American Publishing, or alternate arrangements satisfactory to American Publishing with respect to the transactions herein contemplated (the "Garden State Consents");

          (c) Without the prior written consent of American Publishing, and without limiting the generality of any other provision of this Agreement, Johnstown and Garden State shall not, without American Publishing's prior written consent, do any of the following:

               i) incur or commit to incur any capital expenditures in excess of $10,000 not disclosed in the Garden State Disclosure Schedule;

               ii) directly or indirectly, enter into or assume any contract, agreement, obligation, lease, license or commitment pursuant to which the aggregate annual obligations or liabilities exceed $25,000 other than with respect to the purchase of newsprint or which are not cancelable without penalty upon 90 days notice or less;

               iii) incur any management or consulting fee which is not paid prior to the Closing;

               iv) sell, transfer or otherwise dispose of any material asset or property (other than Excluded Assets) except for use of Johnstown Inventory in the usual and ordinary course of business;

               v) create any Lien on any asset or property or compromise or cancel any debts or claims relating thereto, other than for fair value and in the ordinary course of Johnstown's business;

               vi) amend, terminate or give notice of termination with respect to any existing agreement to which Johnstown is a party, or waive any material rights thereunder; or

               vii) fail to pay any accounts payable when due consistent with past practices.

          (d) Garden State shall promptly disclose to American Publishing any information contained in its representations and warranties or the Garden State Disclosure Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Garden State or the Garden State Disclosure Schedule hereto for the purposes of
Article V hereof, unless American Publishing shall have consented thereto in writing.

     6.4. Joint Obligations. The following shall apply with equal force to American Publishing and Garden State.

          (a) Without implication that such laws apply to the transactions contemplated hereby, American Publishing and Garden State shall not comply with the provisions of the laws of any state relating to bulk sales.

          (b) Each party hereto will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to governmental or regulatory bodies required of such parties or their Affiliates to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental or regulatory bodies as such parties or such governmental or regulatory bodies may reasonably request in connection therewith and (iii) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to governmental or regulatory bodies required of each party or any of its Affiliates to consummate the transactions contemplated hereby. Each party hereto will provide





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
prompt notification to each other party hereto when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications and, unless precluded by law.



                                  ARTICLE VII.
                                Employee Matters

     7.1. Employees; Employee Benefit Arrangements.

          (a) As of the Closing Date, Garden State shall employ all of the American Publishing employees employed by the American Publishing Newspapers immediately prior to the Closing, including those American Publishing Newspapers Employees on vacation, leave of absence, disability or sick-leave (hereinafter collectively referred to as the "American Publishing Newspapers Employees"). As of the Closing Date, Garden State will assume all of American Publishing and the American Publishing Sellers' liabilities with respect to the American Publishing Newspapers Employees and with respect to any dependent or beneficiary of any American Publishing Newspapers Employee related to salaries, wages, incentive pay, benefits under all severance and similar programs, and vacation benefits (including earned, banked or otherwise accrued vacation benefits), without regard to when such liabilities arose, to the extent such liabilities are reflected on the American Publishing Final Working Capital Statement, if they are of the sort required by this Agreement to be reflected thereon.

          (b) Other Employees Benefits. For a period of not less than two years following the Closing Date, Garden State shall indemnify American Publishing and the American Publishing Sellers against any failure to provide the American Publishing Newspapers Employees with benefits (including, without limitation, welfare benefits) that are comparable, taken as a whole, to the benefits in effect on the Closing Date.

          (c) Credit for Past Service. To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Garden State for the benefit of American Publishing Newspapers Employees, such plan, program or arrangement shall credit such employees or former employees for service on or prior to the Closing with American Publishing Sellers, or any Affiliate thereof including the American Publishing Newspapers and Garden State shall waive any participation requirement, waiting period or pre-existing condition exclusion in con-





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
nection with determining eligibility of the American Publishing Newspapers Employees. Garden State will also provide COBRA benefits for all former employees of the American Publishing Newspapers who are receiving COBRA benefits as of the Closing Date and will provide such benefits to such individuals for the respective periods in which they are entitled to received such benefits.

     7.2. WARN Act. In the event Garden State does not continue all the operations of the American Publishing Newspapers and/or does not employ all employees of the American Publishing Newspapers after the Closing, Garden State shall be liable and responsible for any notification required to be provided under the Worker Adjustment and Retraining Notification Act, and Garden State shall indemnify American Publishing and the American Publishing Sellers for any claims arising out of a breach of this covenant.



                                 ARTICLE VIII.
                             Conditions to Closing

     8.1. Conditions to American Publishing's Obligations. The obligations of American Publishing and the American Publishing Sellers to consummate the transactions contemplated hereby are subject to the fulfillment or waiver of all of the following conditions on or prior to the Closing Date:

          (a) Each and every representation and warranty made by Garden State shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

          (b) All obligations of Garden State to be performed hereunder through, and including on, the Closing Date shall have been performed;

          (c) American Publishing and the American Publishing Sellers shall have received all of the agreements, certificates, documents and items specified in Sections 8.2 and 9.3 of this Agreement;

          (d) All of the American Publishing Consents and all other material consents of third parties required with respect to the transactions contemplated hereby shall have been obtained;

          (e) No suit, proceeding or investigation shall have been commenced by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby;

          (f) Garden State shall have complied with all applicable requirements of the HSR Act necessary to permit the consummation of the transactions contemplated by the Agreement as of the Closing Date;

          (g) American Publishing shall have completed prior to April 29, 1996 at its sole expense such due diligence investigations of Johnstown, including but not limited to such environmental assessments as American Publishing deems appropriate, and an audit of the balance sheet of Johnstown as of June 30, 1995, and American Publishing shall be satisfied, in its good faith discretion, with respect to the results of such audit and investigations; provided, however, that no such audit, investigation or assessment shall in any manner be deemed to relieve Garden State of any obligations with respect to any warranties, representations, covenants or other undertakings made hereunder or to be made under this Agreement;

          (h) American Publishing shall have obtained final marked commitments to issue to American Publishing: (i) ALTA owner's policies of title insurance (with appropriate state endorsements) for the Johnstown Real Estate in coverage amounts equal to the fair market values of such Johnstown Real Estate, insuring good and marketable fee simple title to such Johnstown Real Estate; and (ii) if applicable, leasehold owner's policies of title insurance (with appropriate state endorsements) in coverage equal to the fair market values of any leasehold interests in real property held by Johnstown, insuring good title to any such leases, with mechanic's liens coverage and such endorsements as American Publishing may have reasonably requested and with exceptions only for
(1) ALTA standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession), (2) Johnstown Permitted Liens, and (3) other encumbrances acceptable to American Publishing;

          (i) With respect to all parcels of Johnstown Real Estate, American Publishing shall have received surveys of such property which conform to the standards set forth in the ALTA/American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys and which disclose no state of facts inconsistent with the representations and warranties of Garden State set forth in Section 5.20 hereof; and,

          (j) There shall not have been any material adverse change in the business, financial condition, results of operations or prospects of Johnstown or The Tribune-Democrat.

     8.2. Conditions to Garden State's Obligations. The obligation of Garden State to consummate the transactions contemplated hereby is subject to the fulfillment or waiver of all of the following conditions on or prior to the Closing Date:

          (a) Each and every representation and warranty made by American Publishing shall have been true and correct when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

          (b) All obligations of American Publishing to be performed hereunder through, and including on, the Closing Date shall have been performed;

          (c) Garden State shall have received all of the agreements, certificates, documents and items specified in Sections 8.1 and 9.2 of this Agreement;

          (d) All of the Garden State Consents and all other consents of third parties required with respect to the transactions contemplated hereby shall have been obtained;

          (e) No suit, proceeding or investigation shall have been commenced by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby;

          (f) American Publishing shall have complied with all applicable requirements of the HSR Act necessary to permit the consummation of the transactions contemplated by the Agreement as of the Closing Date;

          (g) Garden State shall have completed prior to April 29, 1996 at its sole expense such due diligence investigations of the American Publishing Newspapers as is customary with respect to transactions of the sort herein contemplated, including but not limited to such environmental assessments as Garden State deems appropriate, and Garden State shall be satisfied, in its good faith discretion, with respect to the results of such investigations; provided, however, that no such investigation or assessment shall in any manner be deemed to relieve American Publishing of any obligations with respect to any warranties, representations, covenants or other undertakings made hereunder or to be made under this Agreement;

          (h) There shall not have been any material adverse change in the business, financial condition, results of operations or prospects of the American Publishing Newspapers considered as a whole.



                                  ARTICLE IX.
                                    Closing

     9.1. Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article IX. All documents which American Publishing shall deliver shall be in form and substance reasonably satisfactory to Garden State and Garden State's counsel. All documents which Garden State shall deliver shall be in form and substance reasonably satisfactory to American Publishing and American Publishing's counsel.

     9.2. American Publishing's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 8.1 of this Agreement, American Publishing and the American Publishing Sellers shall execute and/or deliver to Garden State at the Closing all of the following:

          (a) the Additional Cash Consideration, which shall be paid in full in cash at the Closing;

          (b) a certified copy of the charter and by-laws of American Publishing and each of the American Publishing Sellers;

          (c) a certificate of good standing of American Publishing and each of the American Publishing Sellers, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (d) an incumbency and specimen signature certificate with respect to the officers of American Publishing and the American Publishing Sellers executing this Agreement and American Publishing's and the American Publishing Sellers' Ancillary Documents on behalf of American Publishing and the American Publishing Sellers;

          (e) a certified copy of resolutions of the board of directors of American Publishing and each of the American Publishing Sellers, authorizing the execution, delivery and performance of this Agreement and American Publishing's and the American Publishing Sellers' Ancillary Documents;





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
          (f) a closing certificate executed by the Chief Executive Officer of American Publishing (or any other officer of American Publishing specifically authorized to do so), on behalf of American Publishing, pursuant to which American Publishing represents and warrants to Garden State that American Publishing's and the American Publishing Sellers' representations and warranties to Garden State are true and correct in all material respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by American Publishing and the American Publishing Sellers on or before the Closing Date, to the extent not waived by Garden State in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by American Publishing and the American Publishing Sellers at the Closing have been executed by duly authorized officers of American Publishing;

          (g) A certificate of the Chief Financial Officer of American Publishing, dated as of the Closing Date, stating that there has been no change in the information disclosed in Section 4.3(b) of the American Publishing Disclosure Schedule which would have a material adverse effect on the American Publishing Newspapers, taken as a whole.

          (h) bills of sale, executed by the American Publishing Sellers, conveying all of the American Publishing Inventory, American Publishing Equipment and other tangible personal property included in the American Publishing Newspapers Assets to Garden State, free and clear of all Liens other than American Publishing Permitted Liens;

          (i) assignment and assumption agreements duly executed by the respective American Publishing Sellers;

          (j) releases of any Liens other than American Publishing Permitted Liens on the American Publishing Newspapers Assets, including without limitation, as applicable, termination statements and releases of security interests and mortgages and collateral assignments of leases and rents;

          (k) a special or limited warranty deed, subject only to American Publishing Permitted Liens and such exceptions as may be reasonably acceptable to Garden State and its counsel, with respect to each parcel of the American Publishing Real Estate;

          (l) ALTA extended coverage statements/affidavits for each parcel of American Publishing Real Estate, and any leasehold interests, if applicable, executed by an officer of the record





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
owner, or holder of the lease, as the case may be, to which the statements/affidavits relate thereto in form and substance satisfactory to Garden State's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Garden State or Garden State's title insurer;

          (m) certificates of title or origin (or like documents) with respect to all vehicles included in the American Publishing Newspapers Assets and other American Publishing Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Garden State; and

          (n) an opinion from Kirkpatrick & Lockhart LLP, in the form appended to this Agreement as Exhibit D.

     9.3. Garden State's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 9.1 of this Agreement, Garden State shall execute and/or deliver to American Publishing all of the following:

          (a) a certified copies of the charter documents and by-laws of Garden State and Johnstown;

          (b) a certificate of good standing of each of Garden State and Johnstown issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of its state of incorporation;

          (c) an incumbency and specimen signature certificate with respect to the officers of Garden State executing this Agreement and Garden State's Ancillary Documents on behalf of Garden State;

          (d) a certified copy of resolutions or consents to action without a meeting of the board of directors and stockholders of Garden State, authorizing the execution, delivery and performance of this Agreement and Garden State's Ancillary Documents;

          (e) a closing certificate duly executed by the Chief Executive Officer of Garden State (or any other officer of Garden State specifically authorized to do so) on behalf of Garden State, pursuant to which Garden State represents and warrants to American Publishing that Garden State's representations and warranties to American Publishing are true and correct as of the Closing Date as if then originally made (or if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Garden State on or before the Closing Date, to the extent not waived by American Publishing in writing, have been so





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
performed (or, if any such covenant has-not-been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Garden State at the Closing have been executed by duly authorized officers of Garden State;

          (f) a certificate of the Chief Financial Officer of Garden State, dated as of the Closing Date, stating that there has been no change in the information disclosed in Section 5.3 of the Garden State Disclosure Schedule which would have a material adverse effect on Johnstown;

          (g) to the extent obtained, all necessary Garden State Consents or alternate arrangements with respect thereto, all as reasonably acceptable to American Publishing; and

          (h) assignment and assumption agreements duly executed by Garden
State;

          (i) certificates representing the Capital Stock accompanied by appropriate stock powers duly endorsed in blank and accompanied by any required Tax stamps;

          (j) the original stock books and corporate minutes of Johnstown which contain the minutes of all meetings, all consents of its directors and shareholders and all capital stock records;

          (k) the resignations, effective as of the Closing Date of each of the then officers and directors of Johnstown;

          (l) releases of all Liens other than Johnstown Permitted Liens, including without limitation, as applicable, termination statements and releases of security interests and mortgages and collateral assignment of leases and rent;

          (m) ALTA extended coverage statements/affidavits for each parcel of Johnstown Real Estate, or any leasehold interests, if applicable, executed by an officer of Garden State in form and substance satisfactory to American Publishing's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by American Publishing or American Publishing's title insurer;

          (n) an opinion from Verner, Liipfert, Bernhard, McPherson and Hand in the form appended to this Agreement as Exhibit E; and


          (o) documents, in form and substance reasonably acceptable to counsel for American Publishing and Garden State,





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
releasing Johnstown as a party from all tax sharing, management services or related agreements as of the Closing Date.


                                   ARTICLE X.
                              Post-Closing Matters

     10.1. Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article X.

     10.2. Inspection of Records. American Publishing shall deliver to Garden State at the Closing all of the books, records and Tax filings of American Publishing and the American Publishing Sellers relating to the American Publishing Newspapers (other than filings relating to income Taxes), as set forth in Section 1.2(i) above. Garden State shall keep and make any of such books, records and Tax filings of American Publishing available for inspection by American Publishing, or by American Publishing's representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing and the historical financial condition, assets, liabilities, results of operations and cash flows of American Publishing. Garden State shall deliver to American Publishing at the Closing all of the books and records and Tax filings of Johnstown. American Publishing shall keep and make any of such books, records and Tax filings of Johnstown available for inspection by Garden State or by Garden State's representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing and the historical financial condition, assets, liabilities, results of operations and cash flows of Johnstown. As used in this
Section 10.2, the right of inspection includes the right to make extracts or copies.

     10.3. Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, Permit, environmental permit, commitment, or sales order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment would constitute a breach thereof or in any way adversely affect the rights of American Publishing or Garden State thereunder. If such a consent or agreement to transfer or assign





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
is not obtained for any reason, American Publishing and Garden State shall cooperate in any arrangement the affected party may reasonably request to provide for the benefits under such claim, contract, lease, Permit, environmental permit, commitment or order.

     10.4. Use of Trademarks. Effective as of the Closing, American Publishing, its subsidiaries and Affiliates shall cease to use and shall not license or otherwise authorize any third party to use any of the names listed on Exhibit E hereto or any name, slogan, logo or trademark which is similar or deceptively similar to any such names. Effective as of the Closing, Garden State, its subsidiaries and Affiliates shall cease to use and shall not license or otherwise authorize any third party to use any of the names listed on Exhibit F hereto or any name, slogan, logo or trademark which is similar or deceptively similar to such names.

     10.5. Collection of Accounts Receivable. Garden State and American Publishing shall be diligent and use commercially reasonable efforts to collect for full value all of the accounts receivable transferred to, or placed under the control of, them, their subsidiaries or Affiliates at Closing. In the event American Publishing, its subsidiaries or Affiliates shall receive subsequent to the Closing Date any instrument of payment of any of the American Publishing Accounts Receivable, American Publishing shall immediately deliver it to Garden State, endorsed where necessary, without recourse, in favor of Garden State. In the event Garden State, its subsidiaries or Affiliates shall receive subsequent to the Closing Date any instrument of payment of any of the Johnstown Accounts Receivable, Garden State shall immediately deliver it to American Publishing, endorsed where necessary, without recourse, in favor of American Publishing.

     10.6. Transactional Costs/Expenses. Except as otherwise expressly herein provided, each party shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants, and other professional fees and expenses. All applicable sales, use, bulk sales and real estate transfer taxes will be borne solely by Garden State with respect to the American Publishing Newspapers Assets and solely by American Publishing with respect to Johnstown. All applicable costs and expenses relating to real estate title searches, title insurance premiums and surveys and environmental assessments will be borne solely by Garden State with respect to the American Publishing Newspapers Assets and solely by American Publishing with respect to Johnstown. American Publishing and





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
Garden State shall separately pay all fees applicable to such parties as an acquiring person under the HSR Act.

     10.7. Disclosure of Confidential Information. American Publishing shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Garden State, use for its own benefit or the benefit of any party other than Garden State or disclose to any person, firm or corporation other than Garden State (other than as required by law or regulations or by any recognized stock exchange or market) any confidential information relating to the American Publishing Newspapers or this Agreement, except such information as is publicly available. Garden State shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of American Publishing, use for its own benefit or the benefit of any party other than American Publishing or disclose to any person, firm or corporation other than American Publishing (other than as required by law) any confidential information of any kind relating to Johnstown, The Tribune-Democrat or this Agreement, except such information as is publicly available prior to the Closing Date.

     10.8. Injunctive Relief. American Publishing specifically recognizes that any breach of Section 10.7 or Section 15.1 by it will cause irreparable injury to Garden State and that actual damages may be difficult to ascertain, and, in any event, will be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), American Publishing agrees that in the event of any such breach, Garden State shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Garden State specifically recognizes that any breach of Section 10.7 or Section
15.1 by it will cause irreparable injury to American Publishing and that actual damages may be difficult to ascertain, and, in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Garden State agrees that in the event of any such breach, American Publishing shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. American Publishing and Garden State recognize that the absence of a time limitation in Section 10.7 and the time limitation and geographic scope of the covenants contained Section 15.1, respectively, are reasonable and properly required for the protection of Garden State and American Publishing and in the event that such provisions relating to the geographic scope or limitation or absence thereon is deemed to be unreasonable by a court of competent jurisdiction, American





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
Publishing and Garden State agree and submit to the imposition of such a geographic scope or time limitation, as the case may be, as said court shall deem reasonable.

     10.9. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the American Publishing Newspapers Assets to Garden State or the Capital Stock to American Publishing, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.


                                  ARTICLE XI.
                              Certain Tax Matters

     11.1. Indemnity.

          (a) Garden State and Johnstown shall include the income of Johnstown on the Garden State Affiliated Group's consolidated federal income Tax Return and any applicable state income Tax Returns for all periods up to and including the Closing Date and Garden State will pay any Tax due thereon which is not reflected as current liabilities in the Johnstown Final Working Capital Statement. Subject to the provisions of Section 11.1(c), Garden State shall pay, indemnify, defend and hold harmless American Publishing and Johnstown, against any and all Taxes not reflected as current liabilities in the Johnstown Final Working Capital Statement including interest and penalties and any pending or future tax assessments attributable to Johnstown and not reflected as current liabilities in the Johnstown Final Working Capital Statement with respect to any taxable period up to and including the Closing Date. Taxes for which Garden State shall be liable and for which it shall hold American Publishing and Johnstown harmless from and against under the preceding sentence shall include, without limitation, to the extent the same are not reflected as current liabilities in the Johnstown Final Working Capital Statement, Taxes with respect to any such taxable year or Tax period (i) the liability for which arises under Treasury Regulation Sections 1.1502-6 or 1.1502-78 or comparable provisions of state or local law as a result of Johnstown being included in a group filing consolidated federal income Tax Returns or combined or unitary state income Tax Returns or (ii) the liability for which arises because Johnstown ceases to be a member of a group filing consolidated, combined or unitary income Tax Returns.

          (b) American Publishing shall include the income of Johnstown on the American Publishing Affiliated Group's consolidated federal income Tax Return and any applicable state income Tax Returns for all periods after the Closing Date and American Publishing will pay any Tax due thereon. Subject to the provisions of Section 11.1(c), American Publishing and Johnstown shall pay, indemnify, defend and hold harmless Garden State against all Taxes including interest and penalties attributable to Johnstown with respect to any taxable period beginning after the Closing Date, provided, however, that such indemnity shall not apply to any Tax liabilities of the sort required to be reflected on the Final Johnstown Working Capital Statement unless those Tax liabilities are in fact reflected on the Final Johnstown Working Capital Statement.

          (c) Any Taxes attributable to Johnstown or its operations for a Tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between Garden State and American Publishing, in the case of real and personal property Taxes and franchise or other Taxes not based on gross or net income, on a per diem basis and, in the case of Taxes based on gross or net income, shall be determined based on the actual operations of Johnstown during the portion of such period ending on the Closing Date and the portion of such period beginning the day after the Closing Date. Each such portion of such period shall be deemed to be a Tax period subject to the provisions of Section 11.1(a) and Section 11.1(b) above.

          (d) Subject to the provisions of Section 11.1(e), American Publishing and the American Publishing Sellers shall pay, indemnify, defend and hold harmless Garden State against any and all Taxes, including any interest and penalties, and any pending or future Tax assessments attributable to the American Publishing Newspapers and/or the American Publishing Newspapers Assets with respect to any taxable period up to and including the Closing Date. Garden State shall pay, indemnify, defend and hold harmless American Publishing and the American Publishing Sellers against all Taxes including interest and penalties attributable to the American Publishing Newspapers and/or the American Publishing Newspapers Assets with respect to any taxable period beginning after the Closing Date.

          (e) Any Taxes attributable to the American Publishing Newspapers and/or the American Publishing Newspapers Assets for a Tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between Garden State and American Publishing or the American Publishing Sellers, in the case of real and personal property Taxes and franchise or other Taxes not based on gross or net income, or a per diem basis and, in the case of Taxes based on gross or net income, shall be determined based on





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the actual operations of the American Publishing Newspapers and/or the American
Publishing Newspaper Assets during the portion of such period ending on the Closing Date and the portion of such period beginning the day after the Closing Date. Each such portion of such period shall be deemed to be a Tax period subject to the provisions of Section 11.1(d) above.

     11.2. Tax Returns. American Publishing and Garden State, as the case may be, shall file or cause to be filed any federal, state, local or foreign Tax Returns required to be filed after the Closing Date, other than Tax Returns which relate to Tax periods ending on or prior to the Closing Date, with respect to the business, activities or the assets of Johnstown or the American Publishing Newspapers Assets, respectively, (the "Post-Closing Tax Returns") and, without limiting Garden State's or American Publishing's obligations set forth in Section 11.1, each shall pay or cause its subsidiaries or Affiliates to pay all Taxes shown as due (and not previously paid as estimated taxes) on such Post-Closing Tax Returns. Any Post-Closing Tax Returns that relate (in whole or in part) to Tax periods beginning before the Closing Date and ending after the Closing Date (the "Straddle Returns") shall be prepared as promptly as possible after the Closing Date, but in no event later than four weeks prior to the due dates thereof, as such dates may be extended. Immediately after preparation of the Straddle Returns, American Publishing or Garden State, as the case may be, shall provide the other with copies of the Straddle Returns.

     11.3. Tax Refunds. Any refunds of Taxes that were paid in respect of a Tax year or Tax period (including a period deemed to be a Tax period under Section 11.1(c)) of Johnstown ending on or before the Closing Date shall be for the account of Garden State, and any refund of Taxes that were paid in respect of a taxable year or Tax period (including a period deemed to be a Tax period under Section 11.1(c)) of Johnstown beginning after the Closing Date shall be for the account of American Publishing. Any refunds of Taxes that were paid in respect of a Straddle Return shall be allocated between American Publishing and Garden State in the same manner as provided in Section 11.1(c) hereof. American Publishing or Garden State, as the case may be, shall promptly pay the amount of any such refund to the other party within 15 days after receipt or credit thereof.

     11.4. Carrybacks. Notwithstanding Section 11.3, Johnstown will not carry back any item of loss, deduction or credit that arises in any taxable period beginning on or after the Closing Date





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
(a "Subsequent Loss") to a Tax Return of Garden State or Johnstown for any taxable period ending on or before the Closing Date.

     11.5. Contests.

          (a) If American Publishing or Johnstown becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which Garden State could be liable, American Publishing shall promptly so notify Garden State in writing. If Garden State becomes aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes for which American Publishing or Johnstown could be liable, Garden State shall promptly so notify American Publishing or Johnstown in writing.

          (b) Garden State shall have the right to exercise control over the contest and/or settlement, in any official inquiry, examination or proceeding, of any issue that relates to or adversely affects Taxes for which Garden State would be liable (in whole or in part) to American Publishing; and Garden State shall pay any expenses incurred by it in connection with such contest. Garden State shall keep American Publishing informed of any material development with respect to such inquiry, examination or proceeding that relates to any Tax for which American Publishing or Johnstown could be liable to Garden State. American Publishing shall cooperate with Garden State, as Garden State may reasonably request, in any such inquiry, examination or proceeding, including the authorization (by power of attorney where appropriate) of representatives designated by Garden State. Garden State shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax for which American Publishing or Johnstown without the consent of American Publishing or Johnstown, which consent shall not be unreasonably withheld.

          (c) American Publishing shall have the right to exercise control over the contest and/or settlement, in any official inquiry, examination or proceeding, of any issue that relates to or adversely affects Taxes for which American Publishing would be liable (in whole or in part) to Garden State and American Publishing shall pay any expenses incurred by it in connection with any such contest. American Publishing shall keep Garden State informed of any material development with respect to such inquiry, examination or proceeding that relates to any Tax for which Garden State could be liable. Garden State shall cooperate with American Publishing, as American Publishing may reasonably request, in any such inquiry, examination or proceeding, including the authorization (by power of attorney where appropriate) of representatives designated by Garden State. American Publishing shall not settle





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
or compromise any such inquiry, examination or proceeding that relates to any Tax for which Garden State could be liable without the consent of Garden State, which consent shall not be unreasonably withheld.


     11.6. Reattribution Election. Garden State or its Affiliates shall not make the election specified in Treasury Regulation Section 1.1502-20(g) to reattribute to Garden State or its Affiliates all of the net operating loss carryovers and net capital loss carryovers attributable to Johnstown to the extent that the loss realized by Garden State with respect to the disposition of the Johnstown Capital Stock is disallowed pursuant to Treasury Regulation
Section 1.1502-20(g).



                                  ARTICLE XII.
                                Indemnification

     12.1. General.

          (a) The provisions of Article XI shall govern the parties' indemnification obligations hereunder with respect to Tax matters, except that
Section 12.4 hereunder shall govern procedural matters except insofar as such matters are addressed in Section 11.5. The provisions of this Article XII shall govern all other indemnification obligations of the parties hereunder.

          (b) From and after the Closing, the parties shall indemnify each other as provided in this Article XII. For the purposes of this Article XII, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies or losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses sustained or incurred in connection with the defense or investigation of any such claim.

     12.2. Indemnification Obligations of American Publishing. Notwithstanding any other provision of this Agreement, American Publishing shall defend, indemnify, save and keep harmless Garden State and its successors and permitted assigns against and from all

Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation or warranty made by American Publishing or the American Publishing Sellers in this Agreement or in the certificates described in Sections 9.2(f) and 9.2(g) of this Agreement, irrespective of whether known to Garden State as of or prior to the Closing Date.

          (b) any breach by American Publishing or the American Publishing Seller of, or failure by American Publishing to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article XII);

          (c) the failure to discharge when due any of the American Publishing Excluded Liabilities, or any claim against Garden State with respect to any American Publishing Excluded Liability; or

          (d) without being limited by the foregoing paragraphs (a) through
(c), and without regard to whether any one or more of the items listed in this paragraph (d) may be disclosed in the American Publishing Disclosure Schedule or otherwise known to Garden State as of the date hereof or the Closing Date, and notwithstanding the provisions of Section 2.2 of this Agreement any of the following matters, except insofar as a liability with respect thereto shall have been reflected on the American Publishing Estimated or Final Working Capital Statement, in accordance with the requirements of Exhibit A to this
Agreement:

               i) any material violation of, or delinquency with respect to, any decree, order, arbitration award, law, statute, or regulation in effect on or prior to the Closing Date, or any material license, American Publishing Permit or American Publishing Environmental Permit from, any Federal, state or local governmental authority, to which the properties, assets, personnel or business activities of the American Publishing Newspapers are subject (or to which American Publishing, or any subsidiary or Affiliate is subject as it relates to the properties, assets, personnel or business activities of the American Publishing Newspapers), including, without limitation, laws, statutes and regulations relating to occupational health and safety, building codes, zoning, equal employment opportunities, fair employment practices and discrimination, other than violations or delinquencies which do not have a material adverse effect on the assets, liabilities or operations of one or more of the American Publishing Newspapers, as currently conducted;

               ii) any generation, transportation, storage, treatment or Release of any Hazardous Material occurring on or prior to the Closing Date (including without limitation those that result in any Release or treatment of Hazardous Materials after the Closing Date attributable to such activities occurring prior to the Closing Date, but excluding any Release which results from any act or omission of or by Garden State, a subsidiary or Affiliate of Garden State, or employee, agent, contractor or assign of Garden State or its subsidiary or Affiliate) regardless of when liability is asserted, at (A) any Facility relating to any of the American Publishing Newspapers, regardless of whether American Publishing, or any subsidiary or Affiliate owned, operated or leased such Facility at the time any such activity occurred, or (B) any American Publishing Offsite Facility;

               iii) any discharges to or from storm, ground or surface waters or wetlands, and any air emissions or pollution, emanating from any of the American Publishing Real Estate, which (a) with respect to the real property and all appurtenances thereto, and improvements thereon described in Section
1.2 of this Agreement, result from or are caused by any activities of American Publishing or any subsidiary or Affiliate of American Publishing or any events, conditions or occurrences on or prior to the Closing Date unless such discharge is a result of any act or omission of or by Garden State, a subsidiary or Affiliate of Garden State, or employee, agent, contractor or assign of Garden State or its subsidiary or Affiliate, and (b) with respect to all other real property leased by any of such parties and relating to any of the American Publishing Newspapers, and all appurtenances thereto and improvements thereon, result from or are caused by any activities on or prior to the Closing Date of any of such parties during the term of any leases with respect thereto or any events, conditions or occurrences during the terms of such leases;

               iv) the exposure of, and resulting consequences to, any persons to any Hazardous Materials created, generated, processed, handled or originating on or prior to the Closing Date at a Facility or other site otherwise used by American Publishing or any subsidiary or Affiliate of American Publishing in the conduct of the American Publishing Newspapers or contained in or constituting a part of merchandise sold on or prior to the closing Date by any such party in connection with the business of any of the American Publishing Newspapers;

               v) any material violation or alleged violation of, or obligation imposed by, any Environmental Law as a result of activities, events, conditions or occurrences with respect to the American Publishing Newspapers prior to the Closing Date, regardless of when the violation or alleged violation or obligation arises or is asserted other than obligations or violations which do not have a material adverse effect on the assets, liabilities or operations of one or more of the American Publishing Newspapers, as currently conducted; or

               vi) any liability disclosed or required to be disclosed in Sections 4.15(c)(i), (ii), (iii), or (v)- (ix) or 4.16 of the American Publishing Disclosure Schedule.

     American Publishing's obligations under Section 12.2 shall, with respect to Third Party Claims, apply to all claims with respect to which Garden State shall have provided American Publishing with a written demand for indemnification prior to the expiration of the applicable statute of limitations for the filing of such claims by third parties. With respect to claims for indemnification under Section 12.2(a) hereof relating to breaches of American Publishing warranties or representations regarding title to any of the American Publishing Newspapers Assets set forth in Sections 4.5, 4.19 or 4.20, there shall be no time limitation for the filing of such claims. With respect to all other claims for indemnification by Garden State, including, but not limited to, claims for all other breaches of American Publishing's obligations under Section 12.2(a) hereof, American Publishing's obligations under this
Section 12.2 shall only apply to claims for which a written demand for indemnification is provided to American Publishing in accordance with the provisions of Section 12.4 within two years of the Closing Date.

     Notwithstanding anything to the contrary in this Agreement, except as provided in the next sentence hereof, American Publishing shall not be liable to Garden State with respect to any claims arising under any provision of this Agreement other unless the aggregate of all Damages suffered by Garden State, its subsidiaries and Affiliates under the provisions of the Agreement, in the aggregate with respect to such claims, exceeds $100,000, and then only to the extent of the excess of such claims above such $100,000 threshold. The foregoing sentence shall not apply to claims by Garden State under (a) Article XI of this Agreement, (b) Section 12.2(a) of this Agreement with respect to breaches of the warranties and representations set forth in Sections 4.4 or
4.18 of this Agreement, (c) Sections 12.2(d)(ii)-(v) of this Agreement, (d)
Section 12.2(d)(i) of this Agreement, but only with respect to claims relating to Environmental Permits or Environmental Laws, or (e) Section 12.2(d)(vi) with respect to any matter disclosed in Section 4.15(c)(i), (ii), (iii) or (v)-(ix) or 4.16 of the American Publishing Disclosure schedule.


     12.3. Indemnification Obligations of Garden State. Notwithstanding any other provision of this Agreement, Garden State shall defend, indemnify, save and keep harmless American Publishing and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation or warranty made by Garden State in this Agreement or in the certificates described in Sections 9.3(e) and 9.3(f) of this Agreement irrespective of whether known to American Publishing as of or prior to the Closing Date.

          (b) any breach by Garden State of, or failure by Garden State to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article XII);

          (c) Garden State's failure to pay, discharge or perform any of the American Publishing Assumed Liabilities or any of the liabilities to be assumed or discharged by Garden State pursuant to Section 3.1 of this Agreement; or

          (d) any claims, liabilities, transactions or occurrences affecting Johnstown, The Tribune-Democrat, and the assets of Johnstown or the Capital Stock and which relate to or arise from any business, operation or activity other than Johnstown's operation or ownership of The Tribune-Democrat; or

          (e) without being limited by the foregoing paragraphs (a) through
(c), and without regard to whether any one or more of the items listed in this paragraph (d) may be disclosed in the Garden State Disclosure Schedule or otherwise known to American Publishing as of the date hereof or the Closing Date, and notwithstanding the provisions of Section 2.2 of this Agreement:

               i) any material violation of, or delinquency with respect to, any decree, order, arbitration award, law, statute, or regulation in effect on or prior to the Closing Date, or any material license, Johnstown Permit or Johnstown Environmental Permit granted from, any Federal, state or local governmental authority, to which the properties, assets, personnel or business activities of Johnstown are subject including, without limitation, laws, statutes and regulations relating to occupational health and safety, building codes, zoning, equal employment opportunities, fair employment practices and discrimination, other than violations or delinquencies which do not have a material adverse effect on the assets, liabilities or operations of Johnstown, as currently conducted;

               ii) any generation, transportation, storage, treatment or Release of any Hazardous Material occurring on or prior to the Closing Date (including without limitation those that result in any Release or treatment of Hazardous Materials after the Closing
Date) regardless of when liability is asserted, at (A) any Facility relating to Johnstown, regardless of whether Johnstown or any Affiliate owned, operated or leased such Facility at the time any such activity occurred, or (B) any Johnstown Offsite Facility with regard to any Hazardous Materials with which any of such parties were involved in any way at any time;

               iii) any discharges to or from storm, ground or surface waters or wetlands, and any air emissions or pollution, emanating from any of the Johnstown Real Estate, which (a) with respect to the real property and all appurtenances thereto, and improvements thereon described previously in this Agreement, result from or are caused by any activities of Johnstown or any Affiliate or any events, conditions or occurrences on or prior to the Closing Date and (b) with respect to all other real property leased by any of such parties, and all appurtenances thereto and improvements thereon, result from or are caused by any activities of any of such parties during the term of any leases with respect thereto or any events, conditions or occurrences during the terms of such leases.

               iv) the exposure of, and resulting consequences to, any persons to any Hazardous Materials created, generated, processed, handled or originating on or prior to the Closing Date at a Facility or other site otherwise used by Johnstown or any Affiliate in the conduct of the Johnstown's business or contained in or constituting a part of merchandise sold by any such party;

               v) any material violation or alleged violation of, or obligation imposed by, any Environmental Law as a result of activities, events, conditions or occurrences with respect to the operations of Johnstown prior to the Closing Date, regardless of when the violation or alleged violation or obligation arises or is asserted, other than violations or obligations which do not have a material adverse effect on the assets, liabilities or operations of Johnstown, as currently conducted;

               vi) any liability disclosed or required to be disclosed in Sections 5.18(d)(i), (ii), (iii) or (v)- (ix) or 5.19 of the Garden State Disclosure Schedule; or

               vii) Johnstown's federal net loss carryover as of the Closing Date being less than $7,300,000, as finally determined upon the filing of Garden State's consolidate federal tax return for the tax year ending June 30, 1996. For each $1.00 by which Johnstown's federal net loss carryover as of the Closing Date is less than $7,300,000, Garden State shall reimburse American Publishing $0.25, simultaneously with Garden State's filing of its aforementioned tax return.





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
     Garden State's obligations under this Section 12.3 shall, with respect to Third Party Claims, apply to all claims with respect to which American Publishing shall have provided Garden State with a written demand for indemnification prior to the expiration of the applicable statute of limitations for the filing of such claims. With respect to claims for indemnification under Section 12.3(a) hereof relating to breaches of Garden State's representations or warranties set forth in Section 5.5 of this Agreement, there shall be no time limitation for the filing of such claims. With respect to all other claims for indemnification by American Publishing, including, but not limited to, claims for all other breaches of Garden State's obligations under Section 12.3(a) hereof, Garden State's obligations under this
Section 12.3 shall only apply to claims for which a written demand for indemnification is provided to Garden State within two years of the Closing Date.

     Notwithstanding anything to the contrary in this Agreement, except as provided in the next sentence hereof, Garden State shall not be liable to American Publishing with respect to any claims arising under any provision of this Agreement unless the aggregate of all Damages suffered by American Publishing, its subsidiaries and Affiliates under this Agreement, in the aggregate with respect to such claims, exceeds $200,000, and then only to the extent of the excess of such claims above such $200,000 threshold. The foregoing sentence shall not apply to any claims by American Publishing under
(a) Article VII of this Agreement, (b) Article XI of this Agreement, (c)
Section 12.3(a) of this Agreement with respect to breaches of warranties and representations set forth in Sections 5.7 or 5.21 of this Agreement, (d) Sections 12.3(d)(ii)-(v) of this Agreement, (e) Section 12.3(d)(i) of this Agreement, but only with respect to claims relating to Environmental Permits or Environmental Laws, (f) Section 12.3(d)(vi) of this Agreement with respect to any matter disclosed in Sections 5.18(d)(i), (ii), (iii) or (v)-(ix) or 5.19 of the Garden State Disclosure Schedule, or (f) Section 12.3(d)(vii) of this Agreement.

     12.4. Third Party Claims. Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (a) notify the other party in writing at the address set forth in Section
15.9 hereof of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (b) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. No failure to give notice of a claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent that the Indemnifying Party can demonstrate that such failure materially prejudiced such Indemnifying Party's ability to successfully defend the matter giving rise to the claim. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

          (a) the defense of a Third Party Claim is so tendered and such tender is accepted without qualification by the Indemnifying Party; or

          (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 12.4 the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article XII in writing to the Indemnified Party;

then, except as hereinafter provided, the Indemnified Party shall not have the right to defend or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided that the Indemnified Party shall be entitled to reimbursement therefor by the Indemnifying Party if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided that in any event the Indemnifying Party shall consult with the Indemnified Party and all decisions with respect to contesting or settling such matter shall be made by mutual agreement of the Indemnifying Party and the Indemnified Party, not to be unreasonably withheld by either. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (w) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or Plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (x) enter into any settlement that attributes by its terms liability to the Indemnified Party, (y) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice or (z) enter into any settlement which would, or could reasonably be expected to, result in or relate to either a nonmonetary obligation or restriction of any kind whatsoever being imposed upon the Indemnified Party or otherwise) or Damages other than Damages which are indemnifiable under this Article XII; provided, however, that the Indemnifying Party may enter into the settlements described in (w) and (y) above if (1) such settlement is not in any way materially damaging or harmful to the Indemnified arty, and (2) the Indemnifying Party agrees to remain liable to the Indemnified Party for indemnification with respect to such claim indefinitely thereafter. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article XII shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept the defense of a Third Party Claim tendered pursuant to this Section 12.4, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of-counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 12.4, the Indemnified Party so defends or (except as hereinafter provided) settles a Third Party Claim, for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party all costs and expenses reasonably incurred in settling or defending the Third Party claim (including reasonable attorneys' fees, forthwith following the presentation to the Indemnifying Party of proper substantiation for such costs and expenses.



                                 ARTICLE XIII.
                        Effect of Termination/Proceeding

     13.1. Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 15.3:

          (a) by the mutual written consent of American Publishing and Garden State;

          (b) by either American Publishing or Garden State if the Closing shall not have occurred on or before June 30, 1996; or

          (c) by American Publishing and the American Publishing Sellers on the one hand or Garden State on the other hand if, prior to the Closing, there has been a material breach of any material representation, warranty, covenant or agreement on the part of the non-terminating party and either (i) such breach has not been substantially cured within a reasonable time after the non-terminating party has received written notice of such breach from the terminating party and in any event not later than June 30, 1996 or (ii) the non-terminating party has not agreed on or before June 30, 1996 to adjust the amount of the Additional Cash Consideration to be paid at Closing by an amount sufficient to compensate fully the terminating party for any loss or injury which may be suffered as a consequence of such breach.

     13.2. Remedies. In the event of termination of this Agreement pursuant to this Article XIII, each party shall immediately thereupon return to the other party all documentary information relating to such parties, its subsidiaries' and Affiliates' businesses obtained during the course of this transaction, and each party, its subsidiaries and Affiliates, shall thereafter refrain from disclosing any of the information thus returned to any third party. Upon such return, no party hereto (or any of its officers, directors or Affiliates) shall have any further liability or obligations to any other party hereto in connection with this Agreement or the transactions contemplated hereby.



                                  ARTICLE XIV.
                                  Risk of Loss

     The risk of loss, prior to the Closing, by fire, earthquake, hurricane or for any other reason, to the American Publishing Newspapers Assets between the date of the Agreement and the Closing, shall be upon American Publishing. American Publishing shall maintain the existing insurance on all such property at all times prior to the Closing and shall promptly take all reasonable steps to repair, replace and restore any such property which is lost, destroyed or damaged prior to the Closing, or at Garden State's option, pay to Garden State at the Closing the proceeds from insurance claims with respect to such losses. The risk of loss, prior to the Closing, by fire, earthquake, hurricane or for any other reason, to the assets of Johnstown between the date of the Agreement and the Closing, shall be upon Garden State. Garden State shall maintain the existing insurance on all such assets at all times prior to the Closing and shall promptly take all reasonable steps to repair, replace and restore any property which is lost, destroyed or damaged prior to the Closing, or at American Publishing's option, pay to American Publishing at the Closing the proceeds from insurance claims with respect to such losses.

                                  ARTICLE XV.
                                 Miscellaneous


     15.1. Non Competition Covenants.

          (a) Garden State, on behalf of itself and all of its Affiliates, covenants and agrees that it will not, for a period of five (5) years after the Closing Date, without American Publishing's prior written consent, by itself or in partnership or in conjunction with any other person, firm, corporation or other entity or as a management company, agent or consultant of any other person, firm, corporation or other entity, either directly or indirectly, undertake or carry on or be engaged or have a financial interest in, or in any other manner advise or assist any person, firm, corporation or other entity engaged or interested in, any newspaper publishing business or any other business involving the printing, publication or distribution of any newspaper, flyer, shopper, circular or other publication carrying advertising, or any other business involving the solicitation of local advertising, or any advertising business or any job printing business located in any county in which The Tribune-Democrat derives a significant portion of its circulation; provided, however, that the foregoing provisions shall not apply to the ownership, directly or indirectly, of not more than five percent (5%) of the outstanding securities of any corporation which is listed on any recognized securities exchange or market in Canada or the United States.

          (b) American Publishing, on behalf of itself and all of its Affiliates, covenants and agrees that it will not, for a period of five (5) years after the Closing Date, without Garden State's prior written consent, by itself or in partnership or in conjunction with any other person, firm, corporation or other entity or as a management company, agent or consultant of any other person, firm, corporation or other entity, either directly or indirectly, undertake or carry on or be engaged or have a financial interest in, or in any other manner advise or assist any person, firm, corporation or other entity engaged or interested in, any newspaper publishing business or any other business involving the printing, publication or distribution of any newspaper, flyer, shopper circular or other publication carrying advertising, or any other business involving the solicitation of local advertising, or any advertising business or any job printing business located in any county in which any of the American Publishing Newspapers derives a significant portion of its circulation; provided, however, that the foregoing provisions shall not apply to the ownership, directly or indirectly, of not more than five percent (5%) of the outstanding securities of any corporation which is listed on any recognized securities exchange or market in Canada or the United States.

     15.2. Dollar Amounts. Except as expressly indicated, all dollar amounts in this Agreement are stated in and shall be interpreted to be in United States dollars.

     15.3. Further Assurances. From time to time as and when requested by any of the parties, or their respective successors or assigns, any of the parties shall execute and deliver such deeds and other instruments of transfer and shall take or cause to be taken such further or other actions as shall be necessary or advisable in order to carry out the purpose and intention of this Agreement or to vest or perfect in the parties, or to confirm of record or otherwise to the parties, title to and possession of all of the property, interests, assets, rights, privileges, franchises, immunities, powers and purposes of the American Publishing Newspapers or the Capital Stock.

     15.4. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be made, if given, in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15.4.

     15.5. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signatures of all parties, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     15.6. No Third Party Beneficiaries. No person who is not a party to this Agreement, including without limitation any employee or former employee of the American publishing Newspapers or Johnstown or any predecessor owner of the American Publishing Newspapers, or any of the American Publishing Newspapers Assets, Johnstown, The Tribune- Democrat, or any of the assets of Johnstown, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

     15.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other tribunal to be invalid, void, unenforceable or against its public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     15.8. Publicity. American Publishing and Garden State agree (on behalf of themselves and their respective controlling persons) not to make any public disclosures about the existence or contents of this Agreement or the transactions contemplated hereby without prior notice to and approval of the other party, except that either party may make any disclosure that it determines in good faith (after consulting with counsel) is required by applicable law or regulations (including, without limitation, in connection with the filings contemplated by the HSR Act) or the requirements of any recognized securities exchange or market, provided that the parties will use their best efforts to provide notice to the other parties of any such requirement.

     15.9. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

               If to American Publishing or the American Publishing Sellers:

               Addressed to:

               American Publishing (1991) Inc.
               c/o Hollinger International Inc.
               401 North Wabash Avenue
               Chicago, Illinois 60611
               Attn: F. David Radler, President

               with a copy to:

               American Publishing (1991) Inc.
               c/o Hollinger International Inc.
               401 North Wabash Avenue
               Chicago, Illinois 60611
               Attn: Kenneth L. Serota, Esq.
               Vice President and Secretary
               Facsimile: (312) 321-0629

               and

               Kirkpatrick & Lockhart LLP
               1500 Oliver Building
               Pittsburgh, PA  15222
               Attn: Jerry H. Owens, Esq.
               Facsimile: (412) 355-6501
               If to Garden State:
               Addressed to:

               Garden State Investments, Inc.
               c/o MediaNews Group, Inc.
               1560 Broadway, Suite 1485
               Denver, Colorado 80202
               Attn: W. Dean Singleton, Vice
               President, Chief Executive
               Officer and President

               with a copy to:

               Verner, Liipfert, Bernhard,
               McPherson & Hand, Chartered
               901 15th Street, N.W., Suite 700
               Washington, D.C. 20005
               Attn: Howell E. Begle, Jr., Esq.
               Facsimile: (202) 371-6279
and\or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 15.9.

     15.10. Entire Agreement. This Agreement, the instruments to be delivered by the parties pursuant to the provisions hereof, and the Exhibits and Schedules attached hereto constitute the entire agreement and understanding between the parties with respect to the transactions contemplated by this Agreement. Each exhibit hereto, and the American Publishing Disclosure Schedule and Garden State Disclosure Schedule, shall be considered incorporated into this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement or the Exhibits and Schedules attached hereto.

     15.11. Survival; Non-Waiver. All representations, warranties and indemnification obligations under this Agreement shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto, provided, however, that the representation, warranty and indemnification obligations under this Agreement shall not extend beyond the time periods specified in the last paragraph of Sections 12.2 and 12.3 hereof. In the event of a breach of any representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under this Agreement, American Publishing's Ancillary Documents, Garden State's Ancillary Documents or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     15.12. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the state of Delaware.

     15.13. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, permitted assigns and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, permitted assigns and legal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.14. Assignability. This Agreement shall not be assignable by any party without the prior written consent of the other parties. Notwithstanding the foregoing, no assignment of this Agreement shall relieve any of the parties hereto of any of their respective obligations hereunder, including, without limitation, obligations under Article XI and Article XII hereof.

     15.15. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing that identifies this agreement and is executed and delivered on behalf of each of the parties hereto.

     15.16. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the following parties have executed this Agreement as of the date first above written:


                                           AMERICAN PUBLISHING (1991) INC.



                                           By:___________________________
                                           Title:________________________


                                           BERKSHIRE NEWSPAPERS, INC.



                                           By:___________________________
                                           Title:________________________


                                           EVENING NEWS COMPANY



                                           By:___________________________
                                           Title:________________________


                                           SIDNEY PUBLISHING COMPANY



                                           By:___________________________
                                           Title:________________________


                                           STERLING PUBLISHING COMPANY



                                           By:___________________________
                                           Title:________________________


                                           GARDEN STATE INVESTMENTS, INC.



                                           By:___________________________
                                           Title: _______________________

                                                                       Exhibit A


                        CATEGORIES OF CURRENT ASSETS AND
                      CURRENT AND OTHER LIABILITIES TO BE
                      REFLECTED ON THE AMERICAN PUBLISHING
                 ESTIMATED AND FINAL WORKING CAPITAL STATEMENTS


     (1) All current assets of the American Publishing Newspapers which are reflected on the books and records of such entities as of the Closing Date in accordance with GAAP and which are being transferred to Garden State or its designees as of such date, other than the excluded assets described in Section
1.3 of this Agreement. Such current assets shall include, but shall not necessarily be limited to: (a) accounts receivable (less any applicable reserves/ allowances for doubtful accounts), (b) inventory and (c) prepaid expenses.

     (2) All current liabilities of the American Publishing Newspapers which are reflected or should be reflected on the books and records of such entities as of the Closing Date in accordance with GAAP and which are being assumed by Garden State or its designees as of such date, other than the excluded liabilities described in Section 2.2 of this Agreement. Such current liabilities shall include, but shall not necessarily be limited to: (a) trade accounts payable, (b) accrued expenses, (c) accrued employee compensation and related payroll taxes, (d) other accrued taxes (other than income or franchise taxes), (e) accrued vacation benefits, (f) other accrued employee benefits and
(g) unearned subscription income.

     (3) The following additional liabilities of the American Publishing Newspapers, regardless of whether current, as of the Closing Date which are being assumed by Garden State or its designees as of such date:

          (a) All non-competition payments due as of or subsequent to the Closing Date to Fern Spencer, Robert W. Spencer, Robert W. Spencer, Jr., Sue Spencer, Robert D. Spencer, James Bzdeck, Sharon Bzdeck, John Schofield and Dean Schofield, pursuant to agreements described in Section 4.12 of the American Publishing Disclosure Schedule, except for any portion of such payments which shall be past due as of the Closing Date. All of such liabilities shall conclusively be valued in the aggregate at $1,031,706 as of the Closing Date, for purposes of the Estimated and Final American Publishing Working Capital Statement, of which $209,212 shall be deemed to relate to the Fort Morgan Times, $792,214 shall be deemed to relate to the Bridgeton Evening News and $30,280 shall be deemed to relate to the Julesburg Advocate, and

          (b) liabilities in the aggregate amount of $45,000 for remediation of the various environmental concerns addressed in the April 15, 1996 letter from HWS Consulting Group, Inc. to MediaNews

Group, a copy of which is appended to this Exhibit, other than those relating to the potential removal of acoustical ceiling material at the Lamar Daily News and the Sterling Journal-Advocate.

     (4) The reserves for doubtful accounts to be reflected in the Johnstown Estimated and Final Working Capital Schedules shall be calculated consistently with the following reserves determined as of March 31, 1996 for the American Publishing Newspapers:

            North Adams                    $  64,096
            Bridgeton                      $ 247,000
            Ft. Morgan                     $  11,000
            Sterling                       $   3,500
            Lamar                          $   1,623
            Sidney                         $   5,756
            Julesburg                      $   2,106
            Akron                          $   2,500
            Brush                          $   3,702
                                           ---------

                                           $ 341,283

The corresponding reserves actually reflected in the books and records of the American Publishing Newspapers, as of March 31, 1996, for comparative purposes are as follows:

            North Adams                    $  18,381
            Bridgeton                      $ 121,835
            Fort Morgan                    $   7,452
            Sterling                       $   2,583
            Lamar                          $   1,623
            Sidney                         $   5,756
            Julesburg                      $   2,106
            Akron                          $     966
            Brush                          $   3,702
                                           ---------

                                           $ 164,403

                                                                       Exhibit B


                        CATEGORIES OF CURRENT ASSETS AND
                      CURRENT AND OTHER LIABILITIES TO BE
                      REFLECTED ON THE JOHNSTOWN ESTIMATED
                      AND FINAL WORKING CAPITAL STATEMENTS


     (1) All current assets of Johnstown which are reflected on/in the books and records of Johnstown as of the Closing Date in accordance with GAAP. Such current assets shall include, but shall not necessarily be limited to: (a) all cash, cash equivalents, bank account balances and related deposits, (b) accounts receivable (less any applicable reserves and/or allowances for doubtful accounts), (c) inventory, (d) prepaid expenses, (e) the net present value of the insurance policies relating to Johnstown's salary continuation obligations to Charles J. Hipp, Mortin H. Robbins, Richard H. Mayer, John G. Hudson, D. Dwight Lehman, M. Wayne Sherbin, George Roberts and Pamela Mayer pursuant to various of the contracts described in Section 5.15 and/or 5.18 of the Garden State Disclosure Schedule (the "Johnstown Salary Continuation Obligations") (i.e., the policies' present cash value as of the Closing Date, less the accumulated policy loans as of such date) and (f) the value of prepaid pension benefits, calculated in the manner reflected in the Johnstown financial statements identified and described in Section 5.3 of the Garden State Disclosure Schedule, provided, however, that the value thereof, as of the Closing Date, shall not, as reflected in the Johnstown Estimated and Final Working Capital Statement, exceed the lesser of (i) the excess of the fair market value as of the Closing Date of the assets of The Johnstown Publishing Company Bargained and Non-Bargained Pension Plans (the "Plans") over the present value, of all accumulated benefits under those Plans as of the Closing Date, as determined by the Plan's actuaries or (ii) the excess of the present value as of the Closing Date of the Johnstown Salary Continuation Obligations, calculated as described in (3) below, over the net present value of the insurance policies relating to such obligations, as described in clause (e) above.

     (2) All current liabilities of Johnstown which are reflected or should be reflected on the books and records of Johnstown as of the Closing Date in accordance with GAAP. Such current liabilities shall include, but shall not necessarily be limited to: (a) trade accounts payable, (b) accrued expenses,
(c) accrued employee compensation and related payroll taxes, (d) other accrued taxes (other than income or franchise taxes), (e) accrued vacation benefits,
(f) other accrued employee benefits and (g) unearned subscription revenues.

     (3) The present value of the Johnstown Salary Continuation Obligations as of the Closing Date, calculated in the same manner as reflected in the Johnstown financial statements described in Section 5.3 of the Garden State Disclosure Schedule.

                                   EXHIBIT C
                              CERTAIN DEFINITIONS


"ABC" means the Audit Bureau of Circulations, Inc.

"ADA" means the Americans with Disabilities Act, 42 U.S.C. 1201 et seq.

"Additional Cash Consideration" shall have the meaning specified in Section
3.3.

"Affiliate" means any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contracts or otherwise.

"Agreement" shall have the meaning specified in the introductory paragraph to this Agreement.

"American Publishing" shall have the meaning specified in the introductory paragraph to this Agreement.

"American Publishing Accounts Receivable" shall have the meaning specified in
     Section 1.2(d).

"American Publishing Affiliated Group" shall have the meaning specified in
     Section 4.4.

"American Publishing Assumed Liabilities" shall have the meaning specified in
     Section 2.1.

"American Publishing Consents" shall have the meaning specified in Section
     6.2(b).

"American Publishing Current Assets" shall have the meaning set forth in
     Section 3.4(a).

"American Publishing Current and Other Liabilities" shall have the meaning set forth in Section 3.4(a).

"American Publishing Delivery Contracts" shall have the meaning set forth in
     Section 4.15.

"American Publishing Disclosure Schedule" shall have the meaning set forth in
     Article 4.

"American Publishing Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws and are necessary to the current operation of any American Publishing Newspapers.

"American Publishing Equipment" shall have the meaning set forth in Section
     1.2(b).

"American Publishing Excluded Liabilities" shall have the meaning set forth in
     Section 2.2.

"American Publishing Financial Statements" shall have the meaning set forth in
     Section 4.3(b).

"American Publishing Insurance Policies" shall have the meaning set forth in
     Section 1.2(h).

"American Publishing Intellectual Property" shall have the meaning set forth in
     Section 1.2(f).

"American Publishing Inventory" shall have the meaning set forth in Section
     1.2.

"American Publishing Newspapers" shall have the meaning assigned to such term in the recitals hereto.

"American Publishing Newspapers Assets" shall have the meaning specified in the recitals.

"American Publishing Newspaper Employees" shall have the meaning set forth in
     Section 7.1(a)

"American Publishing Newspapers Excluded Assets" shall have the meaning set forth in Section 1.3.

"American Publishing Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or operated by American Publishing Sellers or the American Publishing Newspapers.

"American Publishing Required Permits" shall have the meaning specified in
     Section 4.14.

"American Publishing Permitted Liens" shall mean the Liens listed in Section
     4.5(b) or 4.5(c) of the American Publishing Disclosure Schedule.

"American Publishing Personal Property Leases" shall have the meaning specified in Section 1.2(n).

"American Publishing Premises" shall have the meaning specified in Section
     4.27.

"American Publishing Prepaids" shall have the meaning specified in Section
     1.2(j).

"American Publishing Real Estate" shall have the meaning specified Section
     1.2(c).

"American Publishing Trademarks" shall have the meaning specified in Section
     4.20(a).

"American Publishing Working Capital Statement" shall have the meaning set forth in Section 3.4(a).

"American Publishing's Ancillary Documents" shall have the meaning specified in
     Section 4.1(c).

"American Publishing's Records" shall have the meaning specified in Section
     1.2(i).

"American Publishing Sellers" shall have the meaning specified in the introductory paragraph to this Agreement.

"American Publishing Sellers' Agents or Affiliates" shall have the meaning specified in Section 4.18.

"Benefit Plan" has the meaning set forth in Section 5.17.

"Berkshire" shall have the meaning set forth in the introductory paragraph
     Agreement.

"Capital Stock" shall have the meaning specified in the recitals of this Agreement.

"CERCLA" means the Comprehensive Environmental Response Compensation and
     Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended and existing as of the date of closing.

"Closing" shall have the meaning specified in Section 3.1.

"Closing Date" shall have the meaning specified in Section 3.1.

"COBRA" shall have the meaning specified in Section 5.17(e).

"Code" shall have the meaning specified in Section 5.17(a).

"Contract" shall have the meaning set forth in Section 4.12.

"Damages" shall have the meaning specified in Section 12.1.

"Defined Benefit Plan" has the meaning set forth in Section 5.17(a).

"Due Date" shall have the meaning specified in Sections 3.4(b) and 3.5(b).

"Employee Benefit Plans" shall have the meaning specified in Section 5.17(a).

"Environment" means any surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air, including, without limitation, any indoor location.

"Environmental Laws" means all Federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law as interpreted or existing as of the date of Closing, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation, transportation or cleanup of Hazardous Materials; air, surface or ground water or noise pollution,Releases; protection of wildlife, endangered species, wetlands, and natural resources; storage tanks; health and safety of employees and other persons; and notification requirements relating to the foregoing.

"ERISA" shall have the meaning specified in Section 5.17(a).

"ERISA Affiliate" shall have the meaning specified in Section 5.17(a).

"Estimate Date" shall have the meaning specified in Sections 3.4(a) and 3.5(a).

"Estimated American Publishing Working Capital Deficiency" shall have the meaning specified in Section 3.4.

"Estimated American Publishing Working Capital Excess" shall have the meaning specified in Section 3.4(a).

"Estimated American Publishing Working Capital Statement" shall have the meaning specified in Section 3.4.

"Estimated Johnstown Working Capital Deficiency" shall have the meaning specified in Section 3.5(a).

"Estimated Johnstown Working Capital Excess" shall have the meaning specified in Section 3.5(a).

"Estimated Johnstown Working Capital Statement" shall have the meaning specified in Section 3.5(a).

"Evening News" shall have the meaning set forth in the introductory paragraph
     Agreement.

"Exon-Florio Act" shall have the meaning set forth in Section 4.1(e).

"Facility" means any facility as defined in CERCLA.

"Final American Publishing Working Capital Deficiency" shall have the meaning specified in Section 3.4(b).

"Final American Publishing Working Capital Excess" shall have the meaning specified in Section 3.4(b).

"Final American Publishing Working Capital Statement" shall have the meaning specified in Section 3.4(b).

"Final Johnstown Working Capital Deficiency" shall have the meaning specified in Section 3.4(b).

"Final Johnstown Working Capital Excess" shall have the meaning specified in
     Section 3.4(b).

"Final Johnstown Working Capital Statement" shall have the meaning specified in
     Section 3.4(b).

"GAAP" shall mean generally accepted accounting principles in effect at the date when applied, consistent with prior periods.

"Garden State" shall have the meaning specified in the introductory paragraph to this Agreement.

"Garden State Affiliated Group" shall have the meaning set forth in Section
     5.7(g).

"Garden State Consents" shall have the meaning specified in Section 6.3(b).

"Garden State Disclosure Schedule" shall have the meaning set forth in Article
     V.

"Garden State's Agents or Affiliates" shall have the meaning set forth in
     Section 5.21(b).

"Garden State's Ancillary Documents" shall have the meaning set forth in
     Section 5.1(c).

"Hazardous Materials" means: pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous substances, special, dangerous or toxic wastes, substances, chemicals or materials as defined or regulated by any Environmental Law, including without limitation all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances which could pose a hazard to the environment or the health and safety of any person.

"HSR" Act" shall have the meaning specified in Section 4.2(a).

"Indemnified Party" means a party entitled to indemnification under this Agreement.

"Indemnifying Party" means a party from whom indemnification is sought under this Agreement.

"Johnstown" shall have the meaning specified in the recitals to this Agreement.

"Johnstown Current Assets" shall have the meaning set forth in Section 3.5(a).

"Johnstown Current and Other Liabilities" shall have the meaning set forth in
     Section 3.5(a).

"Johnstown Equipment" shall have the meaning set forth in Section 5.2.

"Johnstown Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws and are necessary to the current operation of Johnstown or The Tribune-Democrat.

"Johnstown Financial Statements" shave have the meaning set forth in Section
     5.3(b).

"Johnstown Intellectual Property" shall have the meaning set forth in Section
     5.23(a).

"Johnstown Inventory" shall have the meaning set forth in Section 5.9.

"Johnstown Permitted Liens" shall mean with respect to Johnstown liens for current real or personal Property Taxes not due and payable as of the Closing and worker's, carrier's and materialman's liens and encumbrances that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

"Johnstown Plan" and collectively "Johnstown Plans" has the meaning set forth in Section 5.17.

"Johnstown Premises" shall have the meaning set forth in Section 5.29.

"Johnstown Real Estate" shall have the meaning set forth in Section 5.22.

"Johnstown Trademarks" shall have the meaning set forth in Section 5.23(a).

"Liens" shall mean any lien, security interest, mortgage, restriction, pledge, option, lease or sublease, claim, easement, encroachment or encumbrance.

"Multiemployer Plan" shall have the meaning assigned to such term in ERISA.

"PBGC" shall have the meaning specified in Section 5.17(f).

"Post Closing Tax Returns" shall have the meaning set forth in Section 11.2.

"Qualified Plan" has the meaning set forth in Section 5.17(a).

"RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6902 et seq., as amended and existing as of the date of closing.

"Release" means any spill, discharge, leak, emission, escape, injection, dumping, disposal or other release or threatened release of any Hazardous Materials into the environment other than a governmental permitted release, whether or not notification or reporting to any governmental agency was or is required, including, without limitation, any Release which is subject to CERCLA.

"Schedule 4.25 Asset" shall have the meaning specified in Section 4.25.

"Schedule 5.29 Asset" shall have the meaning specified in Section 5.29.

"Sidney" shall have the meaning set forth in the introductory paragraph
     Agreement.

"Sterling" shall have the meaning set forth in the introductory paragraph
     Agreement.

"Storage Tanks" means (a) underground storage tanks (as defined in RCRA and including tanks used for storing heating oil) and (b) above-ground storage tanks which have a capacity of 100 gallons or more.

"Straddle Returns" shall have the meaning set forth in Section 11.2.

"Subsequent Loss" shall have the meaning set forth in Section 11.4.

"Tax" or "Taxes" shall mean all taxes and other charges imposed by any governmental authority, together with any interest or any penalty related thereto whether disputed or not.

"Tax Assets" shall mean all Taxes receivable from a governmental authority and all Tax refunds receivable from a governmental authority (but not including prepaid Taxes)

"Tax Return" shall mean all returns, declarations, reports, claims for refund, or information returns or statements, including any schedules or attachments thereto, and including any amendments thereof relating to any Tax.

"Territory" shall have the meaning set forth in Section 15.1(a) [also 15.1(b)].

"The Tribune-Democrat" shall have the meaning specified in the recitals to this Agreement.

"Third Party Claims" shall mean any claims for Damages or for equitable relief which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

"Warn Act" shall have the meaning set forth in Section 4.23.

"Welfare Plan" shall have the meaning assigned to such term in ERISA.